Exhibit 10.01

ASSET PURCHASE AGREEMENT

BETWEEN

SONOCO PRODUCTS COMPANY

AND

CARAUSTAR INDUSTRIAL & CONSUMER PRODUCTS GROUP, INC.

OCTOBER 1, 2007

TABLE OF CONTENTS

I.	DEFINITIONS		1

II.	COVENANTS AND UNDERTAKINGS		11

	2.1	PURCHASE AND SALE OF ASSETS	11
	2.2	CONSIDERATION	13
	2.3	INVENTORY VALUATION AT CLOSING	13
	2.4	ALLOCATION OF PURCHASE PRICE	14
	2.5	LIABILITIES OF SELLER	14
	2.6	EXAMINATION OF RECORDS	15
	2.7	EMPLOYEES	15
	2.8	SUPPLYING OF FINANCIAL STATEMENTS	17
	2.9	NEGOTIATION WITH OTHERS	17
	2.10	CONFIDENTIALITY	18
	2.11	COVENANT NOT TO COMPETE OR SOLICIT BUSINESS	18
	2.12	ACCESS TO RECORDS AFTER CLOSING	19
	2.13	OPERATION OF THE BUSINESS OF SELLER	19
	2.14	REQUIRED APPROVALS	20
	2.15	NOTIFICATION	20
	2.16	PRORATIONS	21
	2.17	SUPPLY AGREEMENT	21
	2.18	TRANSITION SERVICES AGREEMENT	21
	2.19	GUARANTY AGREEMENT	21
	2.20	TITLE INSURANCE AND SURVEYS	21
	2.21	ANTITRUST	21

III.	REPRESENTATIONS AND WARRANTIES OF SELLER		24

	3.1	ORGANIZATION AND STANDING	24
	3.2	AUTHORITY AND STATUS	24
	3.3	LIABILITIES WHICH COULD CREATE A LIEN	24
	3.4	OWNERSHIP OF ASSETS	24
	3.5	AGREEMENT DOES NOT VIOLATE OTHER INSTRUMENTS; CONSENTS	24
	3.6	CONTRACTS, ETC	25
	3.7	PATENTS, TRADEMARKS, TRADENAMES, ETC	26
	3.8	LITIGATION	26
	3.9	ENVIRONMENTAL MATTERS	26
	3.10	FINANCIAL STATEMENTS	27
	3.11	ABSENCE OF CHANGES	27
	3.12	REAL PROPERTY	28
	3.13	SOLVENCY	31
	3.14	APPLICABLE LAWS AND PERMITS	32
	3.15	LABOR MATTERS	32
	3.16	EMPLOYEE BENEFITS PLANS	33
	3.17	EMPLOYEES	35
	3.18	TAXES	35
	3.19	INVENTORY	35
	3.20	UNDISCLOSED LIABILITIES	36
	3.21	LICENSES AND PERMITS; COMPLIANCE WITH LAW	36
	3.22	CUSTOMERS AND SUPPLIERS	36
	3.23	DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES	36
	3.24	DISCLOSURE	36

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IV.	REPRESENTATIONS AND WARRANTIES OF PURCHASER		37

	4.1	ORGANIZATION AND STANDING	37
	4.2	CORPORATE POWER AND AUTHORITY	37
	4.3	AGREEMENT DOES NOT VIOLATE OTHER INSTRUMENTS; CONSENTS	37
	4.4	LITIGATION	37
	4.5	TRANSFEROR PLAN	37

V.	CONDITIONS TO CLOSING AND CLOSING		38

	5.1	CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER TO CLOSE	38
	5.2	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER TO CLOSE	41
	5.3	TIME AND PLACE OF CLOSING	42
	5.4	SELLER’S PERFORMANCE AT CLOSING	42
	5.5	PERFORMANCE BY PURCHASER AT CLOSING	42

VI.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION		43

	6.1	SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF SELLER	43
	6.2	SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF PURCHASER	43
	6.3	DEFENSE OF CLAIMS	44
	6.4	LIMITATIONS ON INDEMNIFICATION	47

VII.	TERMINATION		49

	7.1	TERMINATION	49
	7.2	NOTICE OR TERMINATION	50
	7.3	EFFECT OF TERMINATION	50

VIII.	GENERAL PROVISIONS		50

	8.1	NOTICES	50
	8.2	BROKERS	51
	8.3	FURTHER ASSURANCE	52
	8.4	WAIVER	52
	8.5	TAXES AND EXPENSES	52
	8.6	BINDING EFFECT	52
	8.7	HEADINGS	52
	8.8	ENTIRE AGREEMENT	52
	8.9	GOVERNING LAW	53
	8.10	CONFIDENTIALITY	53
	8.11	COUNTERPARTS	53
	8.12	PRONOUNS	53
	8.13	EXHIBITS INCORPORATED	53

LIST OF SCHEDULES			55

LIST OF EXHIBITS			56

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT entered into this 1st day of October, 2007, to be effective as of 12:01 a.m. on the date hereof between Sonoco Products Company, a South Carolina corporation (hereinafter sometimes referred to as “Purchaser”), and Caraustar Industrial & Consumer Products Group, Inc., a Delaware corporation (hereinafter sometimes referred to as “Seller”).

WITNESSETH:

WHEREAS, as part of its overall business, Seller is in the business of (i) manufacturing and selling composite cans and caulk cartridges in Covington, Georgia, Orrville, Ohio, St. Paris, Ohio, and Stevens Point, Wisconsin (the “Composite Cans Business”) and (ii) manufacturing and selling injection molded and extruded carriers and containers in New Smyrna Beach, Florida and Union, South Carolina but specifically excluding the business of manufacturing tackle boxes and tackle box components pursuant to the Tackle Box IP (the “Paragon Business”) (the Composite Can Business and the Paragon Business being jointly referred to as the “Business”); and

WHEREAS, Purchaser desires to purchase and Seller desires to sell certain of the assets used by Seller and Paragon in the Business.

NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:

I. DEFINITIONS.

As used herein, the following terms shall have the following meanings unless the context otherwise requires:

1.1 “Accounts Receivable” shall mean all accounts and notes receivable and other claims for money due to the Seller arising from the rendering of services or the sale of goods or materials.

1.2 “Affiliates” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediates Controls or is controlled by, or is under common Control with, such person.

1.3 “Agreement” shall mean this Asset Purchase Agreement including the Schedules and Exhibits hereto, as originally executed and as subsequently amended from time to time in accordance with the provisions hereof.

1.4 “Agreement Termination Date” shall have the meaning assigned to such term in Section 7.1.

1.5 “Assets” shall have the meaning assigned such term in Section 2.1.2.

1.6 “Board of Arbitration” shall have the meaning assigned to such term in Section 6.3.3.

1.7 “Business” shall have the meaning assigned to such term in the recitals of this Agreement.

1.8 “Business Employees” shall mean all current officers, directors, employees or consultants who are employed or otherwise compensated by Seller in connection with the Business, including all employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave or workers compensation leave, but excluding employees on long-term disability leave, on the Closing Date.

1.9 “CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), as amended.

1.10 “Claim” shall mean any claim, demand, Order or Proceeding, whether based in contract, tort, implied duty of one party to the other, violation of a law or regulation, or any other theory of liability and whether at law or in equity, arising out of or relating to this Agreement or otherwise relating to the transaction between the parties that is the subject of this Agreement, including any claim alleging negligent or intentional misrepresentation or non-disclosure in the inducement of a contract or in the execution or performance of a contract.

1.11 “Claim Notice Period” shall have the meaning assigned to such term in Section 6.3.2.

1.12 “Closing” shall mean the consummation of the transactions provided for in this Agreement.

1.13 “Closing Date” shall mean the date on which the Closing occurs pursuant to Section 5.3 hereof.

1.14 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.15 “Collective Bargaining Agreements” shall have the meaning assigned to such term in Section 3.6.7.

1.16 “Competing Business” shall have the meaning assigned to such term in Section 2.10.1.

1.17 “Composite Can Business” shall have the meaning assigned to such term in the recitals of this Agreement.

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1.18 “Confidential Information” shall have the meaning assigned such term in Section 8.10.

1.19 “Consent” shall mean any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

1.20 “Contemplated Transactions” shall mean all of the transactions contemplated by this Agreement including the purchase of the Assets and the performance by Purchaser and Seller of their respective covenants and obligations under this Agreement.

1.21 “Control” (including, with its correlative meanings, “Controlled by” and “under common Control with”) shall mean, with respect to any Person, any of the following: (i) ownership, directly or indirectly, by such Person of equity securities entitling it to exercise in the aggregate more than 50% of the voting power of the entity in question, or (ii) the possession by such Person of the power, directly or indirectly, (A) to elect a majority of the board of directors (or equivalent governing body) of the entity in question; or (B) to direct or cause the direction of the management and policies of or with respect to the entity in question, whether through ownership of securities, by contract or otherwise.

1.22 “Contracts” shall mean each contract, agreement or instrument, whether oral or written, to which Seller is a party relating to the Business or the Assets.

1.23 “Employee Benefit Plan” shall mean any “employee benefit plan” (as such term is defined in ER1SA §3(3)) and any other material employee benefit plan, program or arrangement of any kind.

1.24 “Employee Pension Benefit Plan” shall have the meaning assigned to such term in ERISA Section 3(2).

1.25 “Employee Welfare Benefit Plan” shall have the meaning assigned to such term in ERISA Section 3(1).

1.26 “Encumbrance” shall mean and includes any security interest, mortgage, Lien, pledge, Claim, charge, escrow, encumbrance, cloud, option, security agreement or other similar agreement, arrangement, Agreement, understanding or obligation, whether written or oral and whether or not relating in any way to credit or the borrowing of money.

1.27 “Encumbrance Documents” shall have the meaning assigned to such term in Section 3.12.3.8.

1.28 “Environmental Laws” shall mean all current federal, state and local statutory laws, ordinances and regulations relating to environmental protection, or the use, analysis, generation, manufacture, storage, discharge, release, disposal or transportation of Hazardous Materials (including, but not limited to, on-site or off-site contamination by Hazardous Materials).

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1.29 “Environmental Liabilities” or “Environmental Liabilities” shall mean any claims by any Person or Governmental Entity that are based upon:

(i) any Environmental Laws; or

(ii) any judgment, order, writ, decree, permit, requirement or injunction imposed by any Governmental Entity with respect to any Environmental Laws,

The term “Environmental Liabilities” shall include, but not be limited to: (a) fines, penalties, judgments, awards, settlements, compromises, losses, damages, interest, costs, reasonable fees (including reasonable attorneys’ and consultants’ fees), expenses and disbursements; and (b) financial responsibility for (i) cleanup costs, including any removal, remedial or other response actions, and natural resource damages, and (ii) any other compliance or remedial measures, provided, however, that all such costs or measures are required by law, court order or governmental agency, or are in settlement of a claim, demand, notice, complaint or lawsuit by a governmental agency or private party.

1.30 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.31 “ERISA Affiliate” shall mean each Person that is treated as a single employer with Seller for purposes of Code Section 414.

1.32 “Estoppel Certificates” shall have the meaning assigned to such term in Section 5.1.15.

1.33 “Fiduciary” shall have the meaning assigned to such term in ERISA Section 3(21).

1.34 “Financial Statements” shall have the meaning assigned to such term in Section 3.10.

1.35 “FIRPTA Affidavit” shall have the meaning assigned to such term in Section 5.1.16.

1.36 “GAAP” shall mean U.S. generally accepted accounting principles and practices set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other statements by such other entity as may be approved by a significant segment of the accounting profession that are applicable to the circumstances as of the date of determination.

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1.37 “Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement.

1.38 “Governmental Entity” shall mean any federal, state, local, foreign or other governmental or administrative authority, agency, entity, body, court or tribunal.

1.39 “Guaranty Agreement” shall have the meaning assigned to such term in Section 2.19.

1.40 “Hazardous Materials” shall mean petroleum and any Hazardous Substance (as such term is defined in CERCLA).

1.41 “Improvements” shall have the meaning assigned to such term in Section 3.12.3.2.

1.42 “Indemnifiable Loss” shall mean any item or matter eligible for indemnification pursuant to Sections 6.1 or 6.2, as applicable, hereunder, whether or not indemnification is sought.

1.43 “Indemnifying Party” shall have the meaning assigned to such term in Section 6.3.1.1.

1.44 “Indemnitee” shall have the meaning assigned to such term in Section 6.3.1.1.

1.45 “Indemnity Notice” shall have the meaning assigned to such term in Section 6.3.2.

1.46 “Indemnity Response Period” shall have the meaning assigned to such term in Section 63.2.

1.47 “Intellectual Property” shall have the meaning assigned to such term in Section 2.1.2.5 hereof.

1.48 “Inventory” shall have the meaning assigned to such term in Section 2.1.2.3.

1.49 “Inventory Statement” shall have the meaning assigned to such term in Section 2.3.

1.50 “Law” shall mean all statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including without limitation awards of any arbitrator), judgments and decrees applicable to the specified persons or entities and to the businesses and assets thereof (including without, limitation Laws relating to securities registration and regulation; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection).

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1.51 “Leased Real Property” shall mean the leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interests in real property by Seller exclusively in connection with the Business.

1.52 “Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

1.53 “Lease Consents” shall have the meaning assigned to such term in Section 5.1.14.

1.54 “Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or Encumbrance of any kind, or any agreement to give the foregoing in respect of such asset.

1.55 “Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the Business, taken as a whole, or to the ability of any party to consummate timely the Contemplated Transactions; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the Assets, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in United States generally accepted accounting principles, (5) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity or (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (b) any existing event, occurrence, or circumstance with respect to which Purchaser has knowledge as of the date hereof and (c) any adverse change in or effect on the Business that is cured by Seller before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to Article 7 hereof.

1.56 “Order” or “Orders” shall mean any judgments, writs, decrees, injunctions, orders, compliance agreements or settlement agreements of or with any Governmental Entity,

1.57 “Offered Employees” shall have the meaning assigned to such term in Section 2.6.

1.58 “Ordinary Course of Business” shall mean, with respect to any Person, ordinary course of business consistent with past practices of such Person and prudent customary business operations.

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1.59 “Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws or code of regulations of a corporation; (b) the partnership agreement and any certificate or statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of organization of a limited liability company and the operating agreement or limited liability company agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

1.60 “Owned Real Property” shall have the meaning assigned to such term in Section 2.1.2.2.

1.61 “Paragon” shall mean Paragon Plastics, Inc. a South Carolina corporation and wholly-owned subsidiary of Seller.

1.62 “Paragon Business” shall have the meaning assigned to such term in the recitals of this Agreement.

1.63 “PBGC” shall mean the Pension Benefit Guaranty Corporation.

1.64 “Permitted Liens” or “Permitted Lien” shall mean (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (ii) any statutory Lien arising in the Ordinary Course of Business by operation of law with respect to a liability that is not yet due or delinquent, (iii) mechanics’ liens and similar liens for labor, materials, or supplies provided with respect to Owned Real Property incurred in the Ordinary Course of Business for amounts that are not delinquent and that are not material or being contested by appropriate proceedings; (iv) any minor imperfection of title or recorded easements, covenants or other restrictions effecting Owned Real Property which individually or in the aggregate with other such items do not or would not materially impair the use or occupancy of such Owned Real Property in the operation of the Business; and (v) any Lien for obligations which are Assumed Liabilities.

1.65 “Permits” shall mean all permits, licenses, authorizations, registrations, franchises, approvals, consents, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

1.66 “Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Entity.

1.67 “Personal Property Leases” shall have the meaning assigned to such term in Section 3.12.2.

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1.68 “Plant Closing Laws” shall have the meaning assigned to such term in Section 3.17.1.

1.69 “Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

1.70 “Prohibited Transaction” shall have the meaning assigned to such term in ERISA Section 406 and Code Section 4975.

1.71 “Purchase Price” shall have the meaning assigned to such term in Section 2.2.

1.72 “Purchaser” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

1.73 “Purchaser’s Knowledge” shall mean the actual knowledge of Kevin P. Mahoney, Rick Maloney and Steve Heisler after reasonable inquiry.

1.74 “Real Estate Impositions” shall have the meaning assigned to such term in Section 3.12.3.9.

1.75 “Real Property Laws” shall have the meaning assigned to such term in Section 3.12.3.4.

1.76 “Real Property Lease” shall have the meaning assigned to such term in Section 3.12.2.

1.77 “Real Property” shall mean the Owned Real Property and the Leased Real Property.

1.78 “Real Property Permits” shall have the meaning assigned to such term in Section 3.12.3.6.

1.79 “Reportable Event” shall have the meaning assigned to such term in ERISA Section 4043.

1.80 “Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

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1.81 “Restricted Contract” means any Contract that may not be assigned to Purchaser by reason of the absence of a consent to assignment.

1.82 “Rules of Arbitration” shall have the meaning assigned to such term in Section 6.3.3.

1.83 “Section” shall mean a section (or a subsection) of this Agreement.

1.84 “Seller” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

1.85 “Seller Employee Liabilities” shall mean any claims, liabilities, costs, expenses or compensation which exist, which arise by reason of, or which are in any way connected with or based on (1) an employee’s employment relationship with Seller and/or the termination of such relationship including, but not limited to, Seller’s obligation to pay its employees incentive payments under any Employee Benefit Plan of Seller, (2) any fair employment practices act of any Governmental Entity and/or any law, ordinance or regulation promulgated by any such Governmental Entity as applied to employees of Seller in connection with their employment or other relationship with Seller, (3) interference with and/or breach of contract with employees of Seller in connection with their employment or other relationship with Seller, (4) retaliatory or wrongful discharge of any employee of Seller in connection with their employment or other relationship with Seller, (5) intentional or negligent infliction of emotional distress or mental anguish upon employees of Seller in connection with their employment or other relationship with Seller, (6) outrageous conduct with respect to employees of Seller in connection with their employment or other relationship with Seller, (7) interference with business relationships, contractual relationships or employment relationships involving employees of Seller in connection with their employment or other relationships with Seller and any third party, (8) breach of duty, fraud, fraudulent inducement to contract, breach of right of privacy, libel, slander, or tortuous conduct of any kind with respect to employees of Seller in connection with their employment or other relationship with Seller, (9) violations of Title VII of the Civil Rights Act of 1964 and/or the Civil Rights Act of 1991 and/or 42 U.S.C. §1981 with respect to employees of Seller in connection with their employment or other relationship with Seller, (10) violations of Age Discrimination in Employment Act of 1967, the Age Discrimination Claims Assistance Act of 1988 and/or the Older Workers’ Benefit Protection Act with respect to employees of Seller in connection with their employment or other relationship with Seller, (11) violations of the handicap or disability discrimination laws or acts of any Governmental Entity, including, but not limited to, the Rehabilitation Act of 1973 and the Americans with Disabilities Act with respect to employees of Seller in connection with their employment or other relationship with Seller, (12) discriminatory or wrongful acts against employees of Seller in connection with their employment or other relationship with Seller, (13) violations of ERISA or the Family and Medical Leave Act or the Fair Labor Standards Act with respect to employees of Seller in connection with their employment or other relationship with Seller, (14) violations of the workers’ compensation laws of any Governmental Entity by Seller or with respect to

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employees of Seller in connection with their employment or other relationship with Seller, (15) violations of any other law or regulations of any Governmental Entity with respect to employees of Seller in connection with their employment or other relationship with Seller, or (16) incorrect classification by Seller of individuals as either employees or independent contractors.

1.86 “Seller’s Knowledge” shall mean the actual knowledge of Ronald J. Domanico, Wilma Elizabeth Beaty, Steven L. Kelchen, Frank S. Snyder, J. Randy Kelley, Kim Robinson and Andrew C. McGowan after reasonable inquiry.

1.87 “Seller’s Union Facility” shall mean the real property listed as item 1 on Schedule 2.1.2.2.

1.88 “Supply Agreement” shall have the meaning assigned to such term in Section 2.17.

1.89 “Surveys” shall have the meaning assigned to such term in Section 5.1.13.

1.90 “Tackle Box IP” shall have the meaning assigned to such term in Section 2.1.3.

1.91 “Taxes” means all taxes (including, without limitation, income, corporation, capital, sales, withholding, franchise, customs duties, profits, gross receipts, excise, property, stamp, transfer, water, business, and goods and services taxes), imposts, duties, levies, deductions, withholdings, charges, assessments, reassessments or fees of any nature (including, without limitation, interest, penalties and additions) that are imposed by any relevant taxing authority; and “Tax” shall mean any one of them.

1.92 “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereto.

1.93 “Third Party Claim” shall have the meaning assigned to such term in Section 6.3.1.1.

1.94 “Title Commitments” shall have the meaning assigned to such term in Section 5.1.11.

1.95 “Title Company” shall have the meaning assigned to such term in Section 5.1.11.

1.96 “Title Policies” shall have the meaning assigned to such term in Section 5.1.12.

1.97 “Transition Services Agreement” shall have the meaning assigned to such term in Section 2.18.

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1.98 “Transferred Employee” shall have the meaning assigned to such term in Section 2.73.

1.99 “Transferred Employee Benefit Assets” shall have the meaning assigned to such term in Section 2.7.3.

1.100 “Transferred Employee Benefit Liabilities” shall have the meaning assigned to such term in Section 2.7.3.

1.101 “Transferee Plan” shall have the meaning assigned to such term in Section 2.7.3.

1.102 “Transferor Plan” shall mean the defined contribution Employee Pension Benefit Plan, currently sponsored and maintained by Seller for the benefit of the Offered Employees and other employees of Seller.

II. COVENANTS AND UNDERTAKINGS

2.1 Purchase and Sale of Assets.

2.1.1 Subject to the terms and conditions hereinafter set forth, at the Closing, Seller shall sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall purchase and assume from Seller, in consideration of the payment of the Purchase Price, the Assets, free and clear of all liens, claims, charges and encumbrances of any nature whatsoever, except for Permitted Liens.

2.1.2 The assets to be purchased hereunder (the “Assets”) shall consist of the following, in each case owned by the Seller or Paragon, in existence on the Closing Date wherever located, irrespective of whether actually in use on that date:

2.1.2.1 all tangible personal property and fixtures of the Seller used primarily in the Business including, but not limited to, those items listed on Schedule 2.1.2.1 and all assignable warranties of” third parties with respect thereto;

2.1.2.2 the real property listed on Schedule 2.1.2.2 (the “Owned Real Property”);

2.1.2.3 all inventories of raw materials, finished goods, work in progress, and spare parts and supplies of the Seller used primarily in the Business wherever located and in existence on the Closing Date (“Inventory”) and Seller’s right to receive refunds or rebates in connection with its purchase of any Inventory;

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2.1.2.4 all data and records related primarily to the operations of the Business, including, without limitation, all lists of customers and suppliers and related customer and supplier records (wherever located) of the Business, manuals, price lists (either in hard copy form or by access to computer files), referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs and maintenance records, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records and copies of all personnel records, and all other documents of or primarily relating to the Business);

2.1.2.5 all intangible rights and property, trademarks (including trade dress, etc.), trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, trade names, product names, copyrights, copyright registrations, copyright applications, United States and foreign patent rights (including, without limitation, issued patents, applications, divisions, continuations and continuations-in-part, reissues, patents of addition, utility models and inventors’ certificates), maskworks and registrations and applications or registration thereof, licenses, processes, formulae, trade secrets, drawings, designs, inventions, whether patentable or unpatentable and whether or not reduced to practice, manufacturing and production processes and techniques, research and development information, financial, marketing, and business data, pricing and cost information, business and marketing plans, and know-how, including all rights to sue for past infringement (together with good will pertaining thereto) used primarily in the Business including, but not limited to, those items listed on Schedule 2.1.2.5 attached hereto (the “Intellectual Property”); and

2.1.2.6 all Contracts assumed under Section 2.5, and all outstanding offers or solicitations made by or to Seller to enter into any prospective contract relating exclusively to the Business;

2.1.2.7 all claims of Seller against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent;

2.1.2.8 the transferable Permits;

2.1.2.9 all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Closing Date, unless expended in accordance with this Agreement;

2.1.2.10 all rights of Seller relating to deposits and prepaid expenses of the Business, claims for refunds and rights to offset in respect thereof of the Business; and

2.1.2.11 all going concern value and goodwill of the Business.

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INDUSTRIAL AND CONSUMER PRODUCTS GROUP, INC.	PAGE 12

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any liability related to the Assets unless Purchaser expressly assumes that Liability pursuant to Section 2.4.

2.1.3 All assets of Seller and Paragon not included in Section 2.1.2 shall remain the property of Seller or Paragon, as the case may be, included, but not limited to the name “Caraustar” and “Caraustar Industrial & Consumer Products Group” or any derivations therefrom and any other trademarks or service marks associated with the business of Seller and its Affiliates not used primarily in the Business, cash and cash equivalents, negotiable instruments, Accounts Receivable, the patents and trademarks listed on Schedule 2.1.3 (the “Tackle Box IP”), the assets of Seller or Paragon not primarily related to the Business, any contracts of Seller or Paragon not relating to the Business and expressly including the contracts included on Schedule 3.6 which are designated as not being assigned or assumed, the minute books, corporate seals, stock register and short-term investments, corporate charter of Seller or Paragon, all claims for refund of Taxes which relate to the period prior to the Closing Date, the shares of capital stock of Seller or Paragon held in treasury, all insurance policies and rights thereunder and all claims for refunds of insurance premiums paid by Seller or Paragon which relate to the period following the Closing Date, all rights of Seller or Paragon in connection with and assets of the Employee Benefits Plans, the rights of Seller or Paragon under this Agreement and the agreements contemplated herein and any personnel records and other documents that Seller or Paragon is required by applicable Law to retain in their respective possession (collectively, the “Excluded Assets”).

2.2 Consideration. In consideration of the sale, transfer, conveyance, assignment and delivery of the Business and the Assets, the delivery and performance under the covenant not to compete or solicit business in Section 2.5, and in reliance upon the representations and warranties made herein by Seller, at Closing Purchaser shall pay to Seller an amount equal to $20,900,000 reduced to the extent severance to be paid by Seller as provided in Section 2.7.2 is less than $900,000 (the “Purchase Price”) by wire transfer at Closing.

2.3 Inventory Valuation at Closing. On or before Closing, the Purchaser and the Seller shall perform a joint physical count of the Inventory. At Closing, or no later than 14 calendar days after Closing, Seller shall prepare and deliver to the Purchaser a statement showing the value of the Inventory of the Business as of the Closing Date (“Inventory Statement”) along with all working papers used to calculate such valuation. The Inventory shall be valued pursuant to GAAP or otherwise consistent with Seller’s policies applicable to the Financial Statements and Interim Financial Statements. In the event Purchaser does not object by written notice to Seller to such Inventory Statement within thirty (30) days from receipt thereof by Purchaser, the Inventory Statement shall be deemed accepted. If Purchaser makes a timely objection to the Inventory Statement, Purchaser and the Seller shall have fourteen (14) calendar days from receipt of such objection by Seller in which to reach agreement as to the value of the Inventory for the Inventory Statement. If no agreement is reached in said fourteen (14) calendar day period, at the end of such period, Purchaser and the Seller shall appoint KPMG LLP to arbitrate the dispute and calculate the Inventory Statement. The determination shall be binding on the parties. Purchaser on the one hand

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INDUSTRIAL AND CONSUMER PRODUCTS GROUP, INC.	PAGE 13

and Seller on the other hand shall each pay one-half of the fees and expenses of KPMG LLP. Within fourteen (14) calendar days after the final determination of the final Inventory value as shown on the Inventory Statement as determined by KPMG LLP, the Seller shall pay to Purchaser by wire transfer, the amount, if any, by which the final Inventory value is less than $7,200,000.

2.4 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets and Covenant not to Compete as set forth on Schedule 2.4. After the Closing, the parties shall make consistent use of the allocations specified in Schedule 2.4 for all Tax purposes and in all filings, declarations and reports with the Internal Revenue Service in respect thereof, including the reports required to be filed under Section 1060 of the Code. Purchaser shall prepare and deliver Internal Revenue Service Form 8594 to Seller within 60 days after the Closing Date to be filed with the Internal Revenue Service. In any proceeding related to the determination of any Taxes, neither Purchaser nor Seller shall contend or represent that such allocation is not a correct allocation.

2.5 Liabilities of the Seller. Except for the Assumed Liabilities, Purchaser assumes no debt, liability or obligation (whether absolute, accrued, contingent, known, unknown or otherwise) of the Seller, its Affiliates or any other Person and it is expressly understood and agreed that all debts, liabilities and obligations of the Seller, its Affiliates and the Business not expressly assumed in this Section shall remain the sole obligation of Seller and its Affiliates, Purchaser shall assume the following liabilities of Seller and no other (the “Assumed Liabilities”):

2.5.1 All obligations arising under purchase agreements for raw materials, supplies, services and other products under purchase orders, releases, and supply contracts issued to suppliers of the Seller which have been entered into in the Ordinary Course of Business and if such obligations meet the threshold in Section 3.6 for disclosure they are disclosed on Schedule 3.6 or entered into in the Ordinary Course of Business after the date hereof);

2.5.2 Obligations to supply and warrant finished goods to customers of the Seller on and after the Closing, where such obligations have been entered into in the Ordinary Course of Business and if such obligations meet the threshold in Section 3.6 for disclosure they are disclosed on Schedule 3.6 or entered into in the Ordinary Course of Business after the date hereof);

2.5.3 Liabilities incurred under or in respect of (i) the Permitted Liens; (ii) the Personal Property Leases; and (iii) the Contracts listed on Schedule 2.5.3 to the extent assigned with appropriate consents obtained in each case where required in respect of the period commencing at the Closing Date;

2.5.4 Subject to, and to the extent of, the transfer of Transferred Employee Benefit Assets from the Transferor Plan to the Transferee Plan pursuant to Section 2.7.3, all liabilities incurred by Seller, its Affiliates or any other Person employed by, or performing services for, the Seller or its Affiliates, and any fiduciary of the Transferor Plan (i) arising by

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reason of any fiduciary or non-fiduciary decisions made to effectuate the transfer of Transferred Employee Benefit Liabilities and Transferred Employee Benefit Assets from the trustee of the Transferor Plan to the trustee of the Transferee Plan pursuant to Section 2.7.3 of this Agreement, (ii) arising by reason of any actions taken by Seller, its Affiliates, or any other Person employed by, or performing services for, the Seller or its Affiliates, to effectuate such actual transfer of assets and liabilities (iii) arising with respect to the Transferred Employee Benefit Liabilities and the Transferred Employee Benefit Assets, the holding thereof, and any fiduciary responsibilities associated with such transferred assets and liabilities, after such transfer has occurred, or (iv) any liability associated with the Transferee Plan, whether such liability is imposed on the Purchaser, the Transferee Plan, its fiduciaries, or any other Person; and

2.5.5 Subject to, and to the extent of, the transfer of assets and liabilities from the Transferor Plan to the Transferee Plan as described in Section 2.7.3 of this Agreement, all Transferred Employee Benefit Liabilities associated with any Transferred Employee Benefit Assets actually transferred from the trustee of the Transferor Plan to the trustee of the Transferee Plan pursuant to Section 2.7.3 of this Agreement.

2.6 Examination of Records. Between the date of this Agreement and the Closing Date, Seller will allow Purchaser and its counsel and other representatives reasonable access to the Real Property, all books, records, files, documents, assets, other properties, contracts and agreements of the Business, including without limitation records regarding environmental, occupation, safety and health matters, relating to the Assets and the Business which may be reasonably requested, and shall furnish Purchaser, its officers and representatives during such period with all information concerning the Assets and the Business which may be reasonably requested; provided that, Purchaser and its counsel and other representatives shall not interview or otherwise communicate with (i) any employee of the Business or (ii) any customer of the Business concerning the acquisition of the Business without, in the case of (i) and (ii), obtaining the prior written consent of Seller. Purchaser will conduct any such investigation in a manner which will not unreasonably interfere with the business of Seller.

2.7 Employees and Employee Benefits.

2.7.1 Effective as of the close of business on the last business day immediately prior to the Closing Date, Seller shall terminate the employment of each of (i) its hourly employees of the Business and (ii) those salaried employees of the Business designated by Purchaser in writing (the “Offered Employees”). Purchaser shall offer employment to all Offered Employees on terms in Purchaser’s absolute discretion. Any Offered Employee is and shall be terminable at the will of Purchaser or as otherwise agreed to between Purchaser and Offered Employee. Purchaser shall have the sole and complete discretion to change any of the terms or conditions of employment, compensation or benefits relating to any Offered Employee at any time. Purchaser shall not have any responsibility, liability or obligation, whether primarily or as a successor employer, with respect to any Seller Employee Liabilities. Seller hereby consents to the hiring of the Offered Employees and waives, with respect to the

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employment of such Offered Employees, any claims or rights Seller may have against Purchaser or Offered Employee under any non-competition, confidentiality or employment agreement pertaining principally to the Business. Seller shall promptly pay directly to each of the Offered Employees and to any Employee Benefit Plans with respect to the Offered Employees that portion of those wages and benefits which have been accrued on behalf of the Offered Employees as of and through the Closing Date, said payments to be made within a reasonable time, and Purchaser shall have or assume no liability therefore. Any Offered Employees of Seller hired by Purchaser shall have the right to participate in such benefit programs as may be established by Purchaser, in its sole discretion, for similarly situated employees of the Purchaser.

2.7.2 Schedule 2.7.2 lists each salaried employee of the Business and the compensation and severance payable to such employee as of the Closing Date. At Closing, Purchaser may, but is not required to, offer employment to one or more of such salaried employees. Seller represents and warrants to Purchaser that no severance will be payable to such salaried employees under any Employee Benefit Plan of Seller, Applicable Law or otherwise to the extent Purchaser offers such salaried employees employment at the annual compensation listed on Schedule 2.7.2. Except as provided herein, Purchaser shall pay to Seller after Closing, any severance required to be paid by Seller to such salaried employees in excess of $900,000. For purposes of calculating total severance paid by Seller for purposes of the preceding sentence, severance in excess of the amount shown on Schedule 2.7.2 shall not be considered. Purchaser shall pay Seller such amounts within 10 calendar days after Seller provides written support that such severance has actually been paid. Such written support shall detail each salaried employee paid, the date of payment, the amount actually paid, and the amount shown for such employees on Schedule 2.7.2. In the event Seller pays severance to a salaried employee although Purchaser made such employee an offer of employment under the conditions provided above, such severance shall not be considered for purposes of calculating any amounts due Seller under this Section 2.7.2.

2.7.3 As of the Closing, the Seller shall cause each of the Offered Employees who accept employment with the Purchaser (the “Transferred Employees”) to become fully vested in his or her benefits accrued under the Transferor Plan. As soon as administratively practicable following the Closing, Purchaser shall establish and maintain or designate a previously established and maintained defined contribution profit-sharing plan (the “Transferee Plan”) for the benefit of all Transferred Employees and, if desired by Purchaser, other employees of Purchaser. Upon receipt of a legal opinion from Seller’s counsel (in a form acceptable to Seller) that the transfer of assets and liabilities provided in this Section 2.7.3 will have no adverse effect on any of the Transferor Plan, Seller or Caraustar Industries, Inc. and any of Seller’s or Caraustar Industries, Inc.’s fiduciaries or trustees and a receipt of a copy of resolutions of the Purchaser by which the Purchaser directs and authorizes the trustee of the Transferee Plan to accept a transfer from the trustee of the Transferor Plan of (i) the accrued benefit liabilities of the Transferor Plan for the benefit of the Transferred Employees (the “Transferred Employee Benefit Liabilities”), and (ii) those assets held by the trustee of the Transferor Plan which are attributable to the Transferred Employee Benefit Liabilities (the “Transferred Employee Benefit Assets”), the Seller shall cause the trustee of the Transferor Plan to transfer the Transferred Employee Benefit Assets and the

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Transferred Employee Benefit Liabilities to the Transferee Plan. The Transferee Plan shall satisfy the representations and warranties made by Purchaser pursuant to Section 4.5 hereof, and shall provide all optional forms of benefit with respect to the Transferred Employee Benefit Assets and Transferred Employee Benefit Liabilities as were available under the Transferor Plan, except to the extent that, in accordance with applicable Treasury regulations, an optional form of benefit has been eliminated. The transfer of assets and liabilities provided in this Section 2.7.3 shall satisfy the requirements of Sections 411(d)(6) and 414(1) of the Code, and shall be effectuated in accordance with the notification requirements of Section 101 of ERISA. The transfer of assets as provided in this Section 2.7.3 shall be made in cash, except that account balances or portions thereof invested in a promissory note of a Transferor Plan participant shall be transferred in kind to the Transferee Plan.

2.7.4 Seller agrees that for a period of 24 months after Closing that it will not solicit for employment of any of the Transferred Employees.

2.8 Supplying of Financial Statements. Seller covenants to deliver to Purchaser all financial statements of the Business prepared by Seller in the normal course after the date of this Agreement through the Closing Date and as otherwise requested by Purchaser.

2.9 Negotiation with Others. From and after the date of this Agreement until the Closing or earlier termination of this Agreement pursuant to Section 7.1, Seller shall not directly or indirectly:

2.9.1 solicit, encourage, entertain, initiate discussions or engage in negotiations regarding any inquiries or proposals from any person or entity, or provide any nonpublic information to or consider the merits of any inquiries or proposals from any person or entity, or take any action to facilitate the efforts of any person or entity, other than Purchaser, relating to the possible acquisition of all or a substantial part of the Business (whether by way of merger, purchase of capital stock, purchase of assets or otherwise);

2.9.2 except for information furnished to Purchaser or to third parties as required for Seller to obtain all necessary consents in connection with the transactions contemplated by this Agreement provide information with respect to the Seller to any person or entity, other than Purchaser, relating to the possible acquisition of all or a substantial part of the Business (whether by way of merger, purchaser of capital stock, purchase of assets or otherwise);

2.9.3 enter into any agreement with any person or entity, other than Purchaser, providing for the possible acquisition or all of a substantial part of the Business (whether by way of merger, purchase of capital stock, purchase of assets or otherwise); or

2.9.4 make or authorize any statement, recommendation or solicitation in support of any possible acquisition by any person or entity, other than Purchaser, of all or a substantial part of the Business (whether by way of merger, purchase of capital stock, purchase of assets or otherwise).

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Seller shall notify, Purchaser of any inquiries or proposals which Seller reasonably believes to be serious inquiries with a reasonable possibility of fruition within 3 business days of receipt or awareness of the same by Seller.

2.10 Confidentiality. In the event the Closing does not occur, the parties’ obligations under the confidentiality agreement among them dated April 9, 2007, shall continue in accordance with the terms of such agreement.

2.11 Covenant Not to Compete or Solicit Business.

2.11.l In furtherance of the sale of the Business to Purchaser and to protect the value and goodwill of the Business and in consideration of the Purchase Price, the Seller covenants and agrees that, after the Closing for a period ending on the 5th anniversary of the Closing, Seller and its Affiliates will not directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) own, manage, operate, control, participate in, or otherwise carry on, a business that is the same as, or is substantially similar to, the Business (a “Competing Business”) in the United States.

2.11.2 Notwithstanding Section 2.11.1, (i) the ownership of 10% or less of a publicly-traded company which is a Competing Business in the United States shall not be a violation of Section 2.10.1 and (iii) the acquisition, directly or indirectly, by a Person engaged in a Competing Business of 80% or more of the Capital Stock of the Seller or any Affiliate in a stock purchase, merger, consolidation or similar transaction shall not be a violation of Section 2.11.1.

2.11.3 In the event Seller or any Affiliate of Seller violates any of such Person’s obligations under this Section 2.11, Purchaser may proceed against such Person in law or in equity for such damage or other relief as a court may deem appropriate. Seller acknowledges that a violation of this Section 2.11 may cause Purchaser irreparable harm which may not be adequately compensated for by money damages. Seller therefore agrees that in the event of any actual or threatened violation of this Section 2.11, Purchaser shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Seller or such Affiliate of Seller to prevent any violations of this Section 2.11, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 2.11 shall also be entitled to receive reasonable attorneys’ fees and court costs.

2.11.4 It is the intent and understanding of each party hereto that if, in any Proceeding before any Governmental Entity or arbitrator legally empowered to enforce this Section 2.11 any term, restriction, covenant or promise in this Section 2.11 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such Governmental Entity.

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2.12 Access to Records after Closing.

2.12.1 For a period of 7 years after the Closing, Seller and its Representatives shall have reasonable access to all of the books and records of the Business to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Business prior to the Closing Date. Such access shall be afforded by Purchaser upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 2.12.1. If Purchaser or any of its affiliates shall desire to dispose of any of such books and records prior to the expiration of such seven-year period, Purchaser shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.

2.12.2 For a period of 7 years after the Closing, Purchaser and its Representatives shall have reasonable access to all of the books and records of the Business that are retained by the Seller to the extent that such access may reasonably be required by Purchaser in connection with matters relating to or affected by the operations of the Business on or after the Closing Date. Such access shall be afforded by Seller upon receipt of reasonable advance notice and during normal business hours. Purchaser shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 2.12.2. If Seller or any of its affiliates shall desire to dispose of any of such books and records prior to the expiration of such seven-year period, Seller shall, prior to such disposition, give Purchaser a reasonable opportunity, at Purchaser’s expense, to segregate and remove such books and records as Purchaser may select.

2.13 Operation of the Business of Seller. Between the date of this Agreement and the Closing, Seller shall:

2.13.1 conduct the Business only in the Ordinary Course of Business;

2.13.2 except as otherwise directed by Purchaser in writing, and without making any commitment on Purchaser’s behalf, use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

2.13.3 maintain the Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of the Business except in the Ordinary Course of Business;

2.13.4 keep in full force and effect, without amendment, all material rights relating to the Business;

2.13.5 comply with all Legal Requirements and contractual obligations applicable to the operations of the Business;

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2.13.6 continue in full force and effect the insurance coverage on the Assets in the Ordinary Course of Business;

2.13.7 cooperate with Purchaser and assist Purchaser in identifying the Governmental Authorizations required by Purchaser to operate the Business from and after the Closing Date and transferring existing Governmental Authorizations of Seller to Purchaser, where permissible;

2.13.8 upon request from time to time, execute and deliver all documents and do all other acts that may be reasonably necessary to consummate the Contemplated Transactions;

2.13.9 maintain all books and records of Seller relating to the Business in the Ordinary Course of Business; and

2.13.10 not materially modify any compensation paid to any of the Seller’s employees without the express written consent of Purchaser, other than annual salary or wage increases which are in the Ordinary Course of Business of Seller; provided however, that Seller may not make any changes to compensation which will increase severance obligations shown on Schedule 2.7.2.

2.14 Required Approvals. As promptly as practicable after the date of this Agreement, Seller shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Each party shall cooperate with the other party and its representatives with respect to all filings that said party elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Each Party also shall cooperate with the other party and its representatives in obtaining all material consents.

2.15 Notification. Between the date of this Agreement and the Closing, each party shall promptly notify the other party in writing if it becomes aware of (a) any fact or condition that causes or constitutes a breach of any of its representations and warranties made as of the date of this Agreement, or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or its discovery of, such fact or condition. Should any such fact or condition require any change to any Schedule delivered by a party hereunder, said party shall promptly deliver to the other party a supplement to such Schedule specifying such change. Such delivery shall not affect any rights of the other party under Section 7.1 (Termination) and Article VI (Indemnification). During the same period, each party also shall promptly notify the party of the occurrence of any breach of any covenant of said party in this Article II or of the occurrence of any event that may make the satisfaction of the conditions in Section 5.1 (Conditions Precedent to Obligations of Purchaser to Close) impossible or unlikely.

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2.16 Prorations. Seller and Purchaser agree to prorate all taxes and lease payments owed with respect to the Assets or with respect to any period of time that begins before the Closing Date hereof and ends after the Closing Date. Seller shall pay all such liabilities on or with respect to the Assets to the extent such liabilities and obligations relate to any time period ending 12:00 a.m. on the day immediately before the Closing Date except for the Assumed Liabilities and Purchaser shall pay all Assumed Liabilities and all liabilities and obligations on or with respect to the Assets to the extent such liabilities related to periods on and after the Closing Date. Any amounts owing by Purchaser to Seller or Seller to Purchaser under this Section 2.16 shall be due and paid at Closing. Prorations with respect to the Real Property transfers may be set forth on a separate settlement statement or statements thereforeg.

2.17 Supply Agreement. At Closing, the Purchaser and Seller shall execute a supply agreement in the form of Exhibit 2.17 (the “Supply Agreement”).

2.18 Transition Services Agreement. At Closing, the Purchaser and Seller shall execute a transition services agreement in the form of Exhibit 2.18 (the “Transition Services Agreement”).

2.19 Guaranty Agreement. At Closing, the Seller shall deliver the guaranty of Caraustar Industries, Inc. in the form of Exhibit 2.19 (the “Guaranty Agreement”).

2.20 Title Insurance and Surveys. Seller shall use commercially reasonable efforts to assist Purchaser in obtaining the Title Commitments, Title Policies and Surveys in form and substance as set forth in Section 5.1.11, 5.1.12 and 5.1.13 of this Agreement, within the time periods set forth therein, including removing from title any Liens which are not Permitted Liens. Seller shall provide the Title Company with any customary owner’s affidavits, to delete exceptions for parties in possession (other than tenants under leases) and such other customary gap and owner’s affidavits as reasonably requested by the Title Company to issue the Title Policies in forms reasonably acceptable to Seller. Purchaser will pay all title exam fees, commitment related fees and charges, the cost of all title insurance policies, and related Title Company charges, and the costs of recording any mortgage or security instruments of Purchaser’s lender and any such lender’s title policy and endorsements.

2.21 Antitrust. Each party will cooperate in good faith with the other (i) in resolving any inquiry, investigation, or litigation regarding the legality of the Contemplated Transactions under any antitrust law pending or threatened on the part of any Governmental Entity, including the U.S. Department of Justice, the Federal Trade Commission, and state attorney general, or any other unit of government, and (ii) in resolving any litigation regarding the legality of the Contemplated Transactions under any antitrust law pending or threatened on the part of any private party.

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Each party will consult with counsel for the other party as to, and permit such counsel to participate in, any investigation or litigation referred to in this Section 2.20 above. Each party, acting through outside counsel, will (i) promptly notify the other party of any communication to that party from any Governmental Entity, and subject to applicable law, permit the other party to review in advance any proposed written communication to such Governmental Entity and incorporate the other party’s reasonable comments, (ii) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect to any inquiry, investigation, or litigation concerning the Contemplated Transactions unless it consults with the other party and provide it the opportunity to attend, and (iii) furnish the other party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective representatives on the one hand, and any such Governmental Entity or its respective staff on the other hand, with respect to the Transactions. The obligations of this Section shall survive the closing of the Contemplated Transactions.

2.22 Consents. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer, convey or deliver any Asset or any benefit arising under or resulting from such Asset if the sale, assignment, transfer, conveyance or delivery thereof, without the consent of a third party, (i) would constitute a breach or other contravention of the rights of such third party, (ii) would be ineffective with respect to any party to a contract concerning such Asset, or (iii) would, upon transfer, in any way adversely affect the rights of Purchaser under such Asset. If the sale, assignment, transfer, conveyance or delivery by Seller or Paragon to, or any assumption by Purchaser of, any interest in, or liability under, any Asset requires the consent of a third party, then such sale, assignment, transfer, conveyance, delivery or assumption shall be subject to such consent being obtained. To the extent that any consent in respect of a Restricted Contract, or any other Asset shall not have been obtained on or before the Closing Date, Seller shall continue to use commercially reasonable efforts to obtain any such consent after the Closing Date until such time as it shall have been obtained. Seller shall cooperate with Purchaser in any economically feasible arrangement proposed by Purchaser to provide that Purchaser shall receive the interest of Seller in the benefits under such Restricted Contract or other Asset. As soon as a consent for the sale, assignment, transfer, conveyance, delivery or assumption of a Restricted Contract or other Asset is obtained, Seller and Paragon, as the case may be, shall promptly assign, transfer convey and deliver such Restricted Contract or Asset to Purchaser, and Purchaser shall assume the Assumed Liabilities under any such Restricted Contract from and after the date of assignment to Purchaser pursuant to a special-assignment and assumption agreement acceptable to Purchaser. Nothing contained in this Section 2.22 or elsewhere in this Agreement shall be deemed a waiver by Purchaser of its rights to have received on the Closing Date an effective assignment of all of the Assets or of the covenant of Seller to obtain all consents, not shall this Section 2.22 or any other provision of this Agreement be deemed to constitute an agreement to exclude from the Assets any contracts or other Asset as to which a consent may be necessary.

2.23 Incentive Payments. On or before October 22, 2007, Seller shall provide to Purchaser (i) a schedule of all incentive payments payable to Transferred Employees accrued or

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otherwise due for the period through the Closing Date due under the Seller’s Employee Benefit Plans, (ii) the supplying documentation for such schedule, and (iii) cash in immediately available funds in an amount equal to the total of such payments plus the employer’s share of any withholding taxes due on such amounts. Purchaser shall pay the amounts shown on the schedule to the Transferred Employees on the next scheduled pay day after receipt of such items.

2.24 Equipment in Ashland Ohio. Within 30 days after Closing, the Seller shall deliver to the Orrville, Ohio facility or the St. Paris, Ohio facility (at the direction of Purchaser) the Angelas 69P seamer which is currently stored at Seller’s Ashland, Ohio location.

2.25 Rebates. Rebates due under Contracts with customers of the Seller set forth on Schedule 2.25 due for a period of time which includes the Closing Date shall be pro-rated between the Seller and Purchaser based on volume purchased prior to and after Closing. After Purchaser pays the customers such rebate, it shall send Seller its calculation of the amount of the pro-rated rebate due from Seller along with its calculations and supporting documentation. Seller shall pay Purchaser within 30 days of Seller’s receipt of Purchaser’s notice of Seller’s amount due (the “Rebate Notice”). If Seller makes an objection within 30 days of its receipt of the Rebate Notice, Purchaser and the Seller shall have fourteen (14) calendar days from receipt of such objection by Purchaser in which to reach agreement as to the rebate due and payable by Seller under the Contracts with customers in affect as of the Closing. If no agreement is reached in said fourteen (14) calendar day period, at the end of such period, Purchaser and the Seller shall appoint KPMG LLP to arbitrate the dispute and calculate the rebate due and payable by Seller pursuant to this Section 2.25. The determination shall be binding on the parties. Purchaser on the one hand and Seller on the other hand shall each pay one-half of the fees and expenses of KPMG LLP. Within fourteen (14) calendar days after the final determination of the rebate amount due from Seller as determined by KPMG LLP, the Seller shall pay to Purchaser by wire transfer, the amount owed by Seller for the rebates pursuant to this Section 2.25. Notwithstanding anything to the contrary, the calculation of Seller’s pro-rated rebate amount calculated hereunder shall only be in accordance with the terms of the respective customer contracts in effect as of the Closing and notwithstanding any modifications made to said contracts post-Closing. Notwithstanding anything to the contrary, the pro-rated rebate amounts due from Seller to customers hereunder shall only be calculated based on product produced for customers at facilities being sold to Purchaser pursuant to this Agreement and not aggregated with product produced and sold to customers at other facilities of Purchaser or its Affiliates.

2.26 Forms and Inventory. For a period not to exceed 60 days after Closing, the Purchaser may continue to use forms and packing materials which may be pre-printed with “Caraustar” or any derivatives thereof.

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III. REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller represents and warrants to Purchaser as follows:

3.1 Organization and Standing. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the full corporate power and authority to carry on the Business in the places and as it is now being conducted and to own and lease the Assets and perform all of its obligations under the Contracts. Seller is duly qualified or licensed as a foreign corporation authorized to do business in each of the states in which the Business is conducted, except where such non-qualification would not be reasonably expected to have a Material Adverse Effect on the Business.

3.2 Authority and Status. Seller has the power, capacity and authority to execute and deliver this Agreement, to perform hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the agreements and transactions contemplated hereby have been duly authorized by the Seller. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed by Seller in connection herewith, constitute or will, when executed and delivered, constitute the valid and legally binding obligations of the respective party, enforceable against the respective party in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally.

3.3 Liabilities Which Could Create a Lien. There shall be as of the Closing Date no unsatisfied debts, liabilities or obligations of any nature (whether absolute, accrued, contingent, determined, undetermined, known, unknown, or otherwise) of the Seller, that, if not satisfied, could result in a Lien upon the Assets, except for a Permitted Lien.

3.4 Ownership and Condition of Assets. Seller has good title to, or valid leasehold interest in, all of the Assets, in each case free and clear of any liens, claims, charges, options, rights of tenants or other encumbrances, except Permitted Liens. Except as set forth in Schedule 3.4, all of the Assets, and the assets which are subject to the Personal Property Leases, are in good operating condition having regard to the use and age thereof, are properly maintained, reasonable wear and tear excepted, are useable in the Ordinary Course of Business and are in compliance in all material respects with all Applicable Law. No Person has a written or oral agreement, option, understanding or commitment or any right or privilege capable of becoming such for the purchase or other acquisition from the Seller of any of the Assets. The Seller has made available to the Purchaser all existing data regarding the operating and maintenance history of the Assets, and the assets which are subject to the Personal Property Leases.

3.5 Agreement Does Not Violate Other Instruments. The execution and delivery of this Agreement and each and every agreement, document and instrument to be executed, delivered and performed by Seller does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Organization Documents of Seller or violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lease, agreement, instrument, or any order, judgment, decree or other arrangement to which Seller is a party or is bound or by which the Assets or the Business are affected.

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INDUSTRIAL AND CONSUMER PRODUCTS GROUP, INC.	PAGE 24

3.6 Contracts, Etc. Schedule 3.6 attached hereto consists of a true and complete list of each Contract as follows:

3.6.1 any agreement (or group of related agreements) for the lease of personal property to or from any Person (“Personal Property Leases”);

3.6.2 any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $50,000;

3.6.3 any agreement concerning a partnership or joint venture;

3.6.4 any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Lien on any of the Assets;

3.6.5 any agreement concerning confidentiality or non-competition;

3.6.6 any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former Business Employees;

3.6.7 any collective bargaining agreement covering any current or former Business Employee (the “Collective Bargaining Agreements”);

3.6.8 any agreement for the employment of any Business Employee on a full-time, part-time, consulting, or other basis providing severance benefits;

3.6.9 any agreement under which it has advanced or loaned any amount to any Business Employee outside the Ordinary Course of Business; or

3.6.10 any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

Seller has delivered to Purchaser a correct and complete copy of each written agreement listed in Schedule 3.6 and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 3.6 . With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue

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to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) the Seller is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement, (D) to the Seller’s Knowledge no other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (E) no party has repudiated any provision of the agreement.

3.7 Patents, Trademarks, Tradenames, Etc. Seller owns or has the right to use all of the Intellectual Property free of any liens or security interests. To the Seller’s Knowledge, the conduct of the Business as now being conducted does not conflict with or violate any valid rights of third parties, including any patents, trademarks, trade names, copyrights or trade secrets of others. Seller has not received any written notice of a conflict with asserted rights of others in connection with any patent, trademark, trade name, copyright, trade secret or other item of Intellectual Property. To the extent Seller holds registrations of trademarks, copyrights or issued patents, Seller has filed all appropriate renewals, extensions, affidavits of continued use and/or incontestability, and has paid all fees associated therewith, necessary to maintain such Intellectual Property. To the Seller’s Knowledge, none of the Intellectual Property has been or is being infringed by a third party. Seller is not obligated to pay any amount, whether it is a royalty, license fee or other payment to any Person in order to use any of the Intellectual Property.

3.8 Litigation. Except as disclosed on Schedule 3.8, there is no suit, action, proceeding, claim or investigation pending, or to the Seller’s Knowledge threatened against, or affecting the Assets or the Business at law or in equity, or before or by any Governmental Entity, whether or not fully covered by insurance, and (b) to the Seller’s Knowledge, it is not in default concerning any order, writ, injunction or decree of any Governmental Entity, applicable to Seller or the Assets or the Business.

3.9 Environmental Matters. Except as set forth in Schedule 3.9 attached hereto, (i) neither the Seller nor any Affiliate of Seller has generated, manufactured, stored, transported, treated, recycled, disposed of or otherwise handled in any way any Hazardous Materials at any of the Real Property except in material compliance with Environment Laws, (ii) the Seller has not and to Seller’s Knowledge, no other person, has caused any material release, threat of release or unlawful discharge, of Hazardous Materials into the environment relating to or resulting from the operation of the Business or the Assets or otherwise originating from any of the Real Property except where such release, or threat of release or discharge was in compliance with all Environmental Laws and other applicable laws, (iii) the Seller has not, and to Seller’s Knowledge, no other person has received any written notice, complaint, claim, suit proceeding, investigation, order or action from any Person, relating to Hazardous Materials or environmental problems, impairments or Environmental Liabilities or advising the Seller that it is potentially responsible for response costs or remediation with respect to a release or threatened release, discharge, spillage or disposal of any Hazardous Materials as the result of operation of the Business or related in any way

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to any of the Real Property or the Assets, (iv) to Seller’s Knowledge, there are no other locations where any Hazardous Materials generated by the Seller from the operation of the Business or any of the Owned Real Property are reasonably expected to result in an Environmental Liability (v) to Seller’s Knowledge, there are not and there have been no underground storage tanks on any of the Real Properly, (vi) to Seller’s Knowledge, there are no, and there have been no, open dumps or landfills on any of the Real Properly, and (vii) none of the Owned Real Property, and, to the Seller’s Knowledge, none of the Leased Real Property nor any other Asset is subject to any private or governmental lien or claim relating to Hazardous Materials or Environmental Liabilities, (viii) neither the Seller nor any Affiliate of Seller nor, to Seller’s Knowledge, any other Person has filed any notice under any Environmental Law in connection with the operation of the Business by the Seller indicating past or present treatment, storage or disposal of a Hazardous Material at any of the Real Property or solid waste or reporting a spill or release of any Hazardous Material into the environment at any of the Real Property in violation of any applicable Environmental Law; and (ix) to the Seller’s Knowledge, no building or other improvement included in any of the Real Property contains any exposed, friable asbestos-containing materials.

3.10 Financial Statements. Attached hereto as Schedule 3.10 are true, correct and complete copies of certain internally generated financial statements as of and for the periods ending December 31, 2004, December 31, 2005 and December 31, 2006 consisting of (i) an unaudited balance sheet for the Business, as of December 31, 2004, December 31, 2005 and December 31, 2006 and (ii) statements of income for the 12-month periods ending on December 31, 2004, December 31, 2005 and December 31, 2006 (the “Financial Statements”). Attached to Schedule 3.10 are also interim financial statements for the 8- month period ending on August 30, 2007 (the “Interim Financial Statements”). The Financial Statements present, or will present, fairly in accordance with GAAP the financial condition for the Business as of each such date and results of operation for the Business for each such period, are consistent with the books and records of the Seller and disclose all liabilities of the Seller existing as of the dates thereof which are of a nature required to be reflected in financial statements prepared in accordance with GAAP. The Interim Financial Statements present, or will present, fairly in accordance with GAAP the financial condition for the Business as of each such date and results of operation for the Business for the applicable period, and are consistent with the books and records of Seller.

3.11 Absence of Changes. Since June 30, 2007, the Seller has not, except as disclosed on Schedule 3.11 attached hereto:

3.11.1 transferred, assigned, conveyed or liquidated any of the Assets or any portion of the Business or entered into any transaction, other than the transactions contemplated by this Agreement, or incurred any liability or obligation which would affect the Assets or be included in the Assumed Liabilities, other than in the Ordinary Course of Business;

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3.11.2 suffered any materially adverse change in the Business, operations, or financial condition in the Business or become aware of any event which would be reasonably expected to result in any such material adverse change;

3.11.3 suffered any destruction, damage or loss, relating to the Assets or the Business whether or not covered by insurance;

3.11.4 committed, suffered, permitted or incurred any default in any liability or obligation which could impose a lien or other encumbrance on any of the Assets;

3.11.5 made or agreed to any change in the terms of any contract or instrument to which it is a party which is included in the Assumed Liabilities;

3.11.6 waived, cancelled, sold or otherwise disposed of, for less than the face amount thereof, any material claim or right which it has against others valued in excess of $10,000 or other than in the Ordinary Course of Business;

3.11.7 paid, agreed to pay or incurred any obligation for any payment for, any contribution or other amount to, or with respect to, any Employee Benefit Plan covering any of the Business Employees other than in the Ordinary Course of Business consistent with prior practice, or paid any bonus to any of the Business Employees other than in the Ordinary Course of Business consistent with prior practice, or made any increase in the pension, retirement or other benefit plans or policies of the Business Employees other than in the Ordinary Course of Business;

3.11.8 committed, suffered, permitted or incurred any transaction or event which would increase Seller’s tax liability for any prior taxable year;

3.11.9 incurred any other material liability or obligation or entered into any material transaction other than in the Ordinary Course of Business; or

3.11.10 permitted or allowed any of the Assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction, or charge of any kind, other than Permitted Liens.

3.12 Real Property.

3.12.1 Owned Real Property. Except as disclosed on Schedule 3.12.1 with respect to the Owned Real Property:

3.12.1.1 Seller has good and marketable fee simple title to the Owned Real Property, free and clear of all Liens and Encumbrances, except Permitted Liens;

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3.12.1.2 Seller has not leased or otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof;

3.12.1.3 There are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein granted by Seller.

3.12.2 Leased Real Property. Schedule 3.12.2 sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document) (the “Real Property Leases”). Seller has delivered to Purchaser a true and complete copy of each Real Property Lease, and in the case of any oral lease, a written summary of the material terms of such lease. With respect to each of such leases:

3.12.2.1 such lease is legal, valid, binding, enforceable and in full force and effect;

3.12.2.2 Seller’s possession and quiet enjoyment of the Leased Real Property under such Real Property Lease has not been disturbed and there are no disputes with respect to such Real Property Lease;

3.12.2.3 neither Seller nor, to Seller’s Knowledge, any other party to the Real Property Lease is in breach or default under such Real Property Lease, and to Seller’s Knowledge no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease;

3.12.2.4 no security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default under Real Property Leases which has not been re-deposited in full;

3.12.2.5 Seller does not owe any brokerage commissions or finder’s fees with respect to any Real Property Lease;

3.12.2.6 the other party to any Real Property Lease is not an Affiliate of the Seller;

3.12.2.7 the Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof;

3.12.2.8 there are no presently effective collateral assignments by Seller or grants by Seller of any other Lien in any Real Property Lease or any interest therein; and

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3.12.2.9 there are no Liens on the Seller’s estate or interest created by any Real Property Lease.

3.12.3 General.

3.12.3.1 The Owned Real Property and the Leased Real Property comprises all of the real property used in the Business.

3.12.3.2 All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls, and other structural elements thereof; heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems; sewer, storm, and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring, and cable installations, included in the Real Property (the “Improvements”) are in operating condition and repair and sufficient for the operation of the Business as operated by the Seller immediately prior to Closing. There are no structural deficiencies or latent defects affecting any of the Improvements and, to Seller’s Knowledge, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business as currently conducted thereon.

3.12.3.3 There is no condemnation, expropriation or other proceeding in eminent domain, pending or, to Seller’s Knowledge, threatened, affecting the Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar proceedings, pending or threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of the Business as currently conducted thereon.

3.12.3.4 To Seller’s Knowledge, the Real Property is in compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”), and the current use and occupancy of the Real Property and operation of the Business thereon do not violate any Real Property Laws. The Seller has not received any notice of violation of any Real Property Law and there is no basis for the issuance of any such notice or the taking of any action for such violation. To the Seller’s Knowledge, there is no pending or anticipated change in any Real Property Law that will materially impair on the ownership, lease, use or occupancy of the Real Property or any portion thereof in the continued operation of the Business as currently conducted thereon.

3.12.3.5 All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems

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for the Real Property have been installed and are operational and sufficient for the operation of the Business as currently conducted thereon. Each such utility service enters the Real Property from an adjoining public street or valid private easement in favor of the supplier of such utility service or appurtenant to the Real Property, and is not dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Real Property.

3.12.3.6 Except as provided on Schedule 3.12.3.6, all certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all governmental authorities, board of fire underwriters, association or any other entity having jurisdiction over the Real Property, which are required to be held by Seller for its use or occupy the Real Properly have been issued and are in full force and effect. Schedule 3.12.3.6 lists all material Real Property Permits held by the Seller with respect to the Real Property. The Seller has delivered to Purchaser a true and complete copy of all Real Property Permits. The Seller has not received any notice from any governmental authority or other entity having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, to the Seller’s Knowledge, there is no basis for the issuance of any such notice or the taking of any such action.

3.12.3.7 To Seller’s Knowledge, the classification of the Real Property under applicable zoning laws, ordinances and regulations permits the use and occupancy of such parcel and the operation of the Business as currently conducted thereon, and permits the Improvements located thereon as currently constructed, used and occupied. To Seller’s Knowledge, Seller’s use or occupancy of the Real Property or any portion thereof or the operation of the Business as currently conducted thereon is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any governmental authority.

3.12.3.8 To Seller’s Knowledge, the current use and occupancy of the Real Property and the operation of the Business as currently conducted thereon do not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting the Real Property (the “Encumbrance Documents”). The Seller has not received any written notice of violation of any Encumbrance Documents, and, to the Seller’s Knowledge, there is no basis for the issuance of any such notice or the taking of any action for such violation.

3.13 Solvency.

3.13.1 Seller is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions. As used in this section, “insolvent” means that the sum of the debts and other probable liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

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3.13.2 Immediately after giving effect to the consummation of the Contemplated Transactions: (i) Seller will be able to pay its liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

3.14 Applicable Laws and Permits. Except as listed in Schedule 3.14: (i) Seller has full power, authority and legal right and have all licenses, permits, qualifications and other documentation necessary to own and/or operate the Assets and to carry on the Business as being conducted on the date hereof; (ii) the Business is now being conducted and the Assets are being owned and/or operated in compliance in all material respects with all applicable laws, ordinances, rules and regulations of any Governmental Entity, all applicable court or administrative agency decrees, awards and orders and all such licenses, permits, qualifications and other documentation, except for any conflicts, defaults or violations that, individually or in the aggregate, would not cause the Business to lose any material benefit or incur any material liability, and (iii) Seller has received no notice of a violation of any such laws, ordinances, rules, regulations, licenses, permits, qualifications or documentation or a liability or default thereunder.

3.15 Labor Matters.

3.15.1 Except as listed in Schedule 3.15, Seller: (i) has not experienced any organized slowdown, organized work interruption, strike or work stoppage by employees of Seller engaged in the Business; (ii) is not a party to, nor is it obligated by, any oral or written agreement, collective bargaining or otherwise, regarding the rates of pay or working conditions of any of the employees of Seller engaged in the Business; and (iii) is not obligated under any agreement to recognize or bargain with any labor organization or union on behalf of the employees of the Business.

3.15.2 Except as listed in Schedule 3.15: (i) Seller, with respect to the Business, nor any of its officers, directors, or employees has not received written notice that it has been charged or, to Seller’s Knowledge, threatened with the charge of any unfair labor practice with respect to the Business; and (ii) Seller, with respect to the Business, is in material compliance with all applicable federal, state and foreign laws and regulations concerning the employer-employee relationship and with all agreements relating to the employment of Seller’s employees, including applicable wage and hour laws, workers’ compensation laws, unemployment laws and social security laws.

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3.15.3 Except as listed in Schedules 3.15: (i) all officers, employees, and agents of Seller engaged in the Business are employees at-will and for indefinite terms, and (ii) there are no outstanding agreements or arrangements with respect to severance payments.

3.16 Employee Benefits Plans.

3.16.1 Schedule 3.16 lists each Employee Benefit Plan that Seller or any of its Affiliates maintains, to which Seller or any of its Affiliates contributes or has any obligation to contribute, or with respect to which Seller or any of its Affiliates has any Liability or potential Liability which includes any Business Employee as a participant or eligible employee.

3.16.1.1 Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

3.16.1.2 All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate which is an Employee Welfare Benefit Plan subject to COBRA.

3.16.1.3 All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

3.16.1.4 Each such Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Code §401 (a) has either obtained from the Internal Revenue Service (“IRS”) a favorable determination letter as to its qualified status under the Code, or he expiration of the requisite period under applicable regulations promulgated by the IRS under the Code (“Treasury Regulations”) or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination letter has not occurred or has been established under a prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid to the adopting employer, and nothing has occurred since the date of such determination that could adversely affect the qualified status

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of any such Employee Benefit Plan. All such Employee Benefit Plans have been or will be timely amended for the requirements of the Tax legislation commonly known as “GUST” and have been or will be submitted to the Internal Revenue Service for a favorable determination letter on the GUST requirements within the remedial amendment period prescribed by GUST.

3.16.1.5 To the Seller’s Knowledge, there have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate. To the Seller’s Knowledge, no Fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. To Seller’s Knowledge, no action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened.

3.16.1.6 Seller has delivered to Purchaser correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and to the extent applicable, all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

3.16.2 With respect to each Employee Benefit Plan that Seller, any of its Affiliates, and any ERISA Affiliate maintains, to which any of them contributes or has any obligation to contribute, or with respect to which any of them has any Liability or potential Liability which includes any Business Employee as a participant or eligible employee:

3.16.2.1 No such Employee Benefit Plan that is an Employee Pension Benefit Plan has been completely or partially terminated or been the subject of a Reportable Event. To the Seller’s Knowledge, no proceeding by the PBGC to terminate any such Employee Pension Benefit Plan has been instituted or threatened. The market value of assets under each such Employee Benefit Plan that is an Employee Pension Benefit Plan equals or exceeds the present value of all vested and non-vested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

3.16.2.2 Neither Seller nor any of its Affiliates has incurred any Liability to the PBGC (other than with respect to PBGC premium payments not yet due) or otherwise under Title IV of ERISA or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

3.16.3 Neither Seller, nor any of its Affiliates, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan which covers any Business Employee.

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3.16.4 Neither Seller nor any of its Affiliates maintains, contributes to or has an obligation to contribute to, or has any Liability or potential Liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated Business Employees other than in accordance with COBRA,

3.17 Employees. The information provided to Purchaser regarding Business Employees, including, without limitation, information pertaining to leaves of absence or layoff status; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since September 14, 2007, sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan, or any other employee or director benefit plan is accurate and complete in all material respects.

3.17.1 Seller will not violate by consummating the Contemplated Transactions the Worker Adjustment and Retraining Notification Act or any similar state or local Legal Requirement (“Plant Closing Law”).

3.17.2 To the Seller’s Knowledge, no Business Employee is bound by any contract that purports to limit the ability of such Business Employee (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. To the Seller’s Knowledge, no former or current employee of the Business is a party to, or is otherwise bound by, any contract that in any way adversely affected, affects, or will affect the ability of Seller or Purchaser to conduct the Business as heretofore carried on by Seller.

3.18 Taxes. Seller has no liability with respect to Taxes that would have a Material Adverse Effect upon Purchaser’s right, title and interest in or Purchaser’s right to use or enjoy (free and clear of any Lien or restriction, other than Permitted Liens) any of the Assets, any Assumed Liabilities or any aspect of the Business acquired by Purchaser pursuant to this Agreement. Except for the Permitted Liens, Seller has not received any notice of any claim, whether pending or threatened, for Taxes which would create a Lien on the Assets or could be reasonably expected to have a Material Adverse Effect on the Business.

3.19 Inventory. The Inventory consists of raw materials and supplies, manufactured and processed parts, work in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory write-down set forth on the face of the Financial Statements (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Seller.

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3.20 Undisclosed Liabilities. Seller does not have any liability relating to the Business (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes) that could result in a Lien on the Assets (except for Permitted Liens).

3.21 Licenses and Permits; Compliance With Law. Except as disclosed on Schedule 3.21, the Seller holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of the Business except for those which would not have a Material Adverse Effect on the Business and the use of the Assets as currently conducted and used by Seller. Seller is presently conducting the Business so as to comply in all material respects with all applicable statutes, ordinances, rules, regulations, permits and orders of any Governmental Entity except where non-compliance, individually or in the aggregate, would not cause the Business to lose any material benefit or incur any material liability. Seller is not presently charged with nor, to Seller’s Knowledge, is under investigation by any Governmental Entity with respect to any actual or alleged violation of any Legal Requirement, nor is presently the subject of any pending or to Seller’s Knowledge threatened adverse proceeding by any Governmental Entity or regulatory authority having jurisdiction over the Assets or the Business.

3.22 Customers and Suppliers. Schedule 3.22 contains a true, correct and complete list of the Seller’s customers and the suppliers of the Seller, and as to each such customer which accounts for sales revenue in excess of $100,000 annually or among the top-20 customers by dollar volume and each such supplier which accounts for supply expense in excess of $100,000 annually, the gross sales by Seller to each customer and purchases by Seller from each supplier for the years indicated on such schedule. To Seller’s Knowledge, there are no customer or supplier disputes and, Seller has not received any written notice that any of its customers or suppliers identified on Schedule 3.20 has taken or threatened to take any steps which would be reasonably likely to result in any material loss of sales to customers or supply from suppliers.

3.23 Disclaimer of other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE ASSETS INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

3.24 Disclosure. No representation or warranty or other statement made by Seller in this Agreement, any Schedule, any supplement to any Schedule, or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to slate a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

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IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser represents and warrants to Seller as follows:

4.1 Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina. Purchaser has the full corporate power and authority to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets which it now owns or leases.

4.2 Corporate Power and Authority. Purchaser has the corporate power, capacity and authority to execute and deliver this Agreement, to perform hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved. This Agreement, and each and every other agreement, document and instrument to be executed, delivered and performed by Purchaser in connection herewith, constitutes the valid and legally binding obligation of Purchaser enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles, or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally.

4.3 Agreement Does Not Violate Other Instruments. The execution and delivery of this Agreement and each and every agreement, document and instrument to be executed and delivered in connection herewith by Purchaser does not violate any provisions of the Certificate of Incorporation, as amended, or Bylaws, as amended, of Purchaser or violate or constitute an occurrence of default under any provision of, or conflict with, result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other arrangement to which Purchaser is a party or is bound or by which its assets are affected.

4.4 Litigation. There is no suit, action, proceeding, claim or investigation pending, or threatened against, or affecting the Purchaser at law or in equity, or before or by any Governmental Entity that could restrict Purchaser from fulfilling its obligations herein to consummate the Contemplated Transactions, and (b) it is not in default concerning any order, writ, injunction or decree of any Governmental Entity, applicable to Purchaser that could restrict Purchaser from fulfilling its obligations herein to consummate the Contemplated Transactions.

4.5 Transferor Plan.

4.5.1 Purchaser shall make available to Seller a copy of the Transferor Plan and related material plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions, summary of material modifications and other authorizing documents) and shall make available copies of the Form 5500 reports filed with the IRS for the last three (3) plan years. The Transferor Plan (A) either (i) has obtained from the IRS a

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favorable determination letter as to its qualified status under the Code, or (ii) the expiration of the requisite period under applicable regulations promulgated by the IRS under the Code or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination has not occurred or (B) has been established under a prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Purchaser shall also furnish or make available to Seller the most recent IRS determination, notification, advisory, or opinion letter issued with respect to the Transferor Plan, and to the knowledge of the Purchaser, nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of the Transferor Plan subject to Code Section 401(a).

4.5.2 To Purchaser’s Knowledge, there has been no material non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to the Transferor Plan. To Purchaser’s Knowledge, no fiduciary of the Transferor Plan has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of the Transferor Plan. The Transferor Plan (and its accompanying trust) has been administered in accordance with its terms and in material compliance with the requirements prescribed by any and all applicable statutes, rules, and regulations (including ERISA and the Code). Neither the Purchaser nor any of its ERISA Affiliates is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to the Transferor Plan. All contributions required to be made by the Purchaser or any of its ERISA Affiliates to the Transferor Plan have been made on or before their due dates. With respect to the Transferor Plan, the Purchaser has prepared in good faith and timely filed all the requisite governmental reports (which, to the knowledge of the Purchaser, were true and correct in all material respects as of the date filed). No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Purchaser, is threatened, against or with respect to the Transferor Plan, including any audit or inquiry by the IRS or United Stated Department of Labor other than requests for payments in the ordinary course.

4.5.3 No amounts paid by the Purchaser to the Transferor Plan would fail to be deductible under Sections 404 or 404A of the Code. The Transferor Plan satisfies the bonding requirements of Section 412 of ERISA.

V. CONDITIONS TO CLOSING AND CLOSING.

5.1 Conditions Precedent to Obligations of Purchaser to Close. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions.

5.1.1 Covenants of Seller. Seller shall have duly performed in all material respects all of the covenants, acts and undertakings to be performed by it on or prior to the Closing

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Date and an authorized officer of Seller shall deliver to Purchaser a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth in Section 5.1.3;

5.1.2 No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, this Agreement or the Contemplated Transactions;

5.1.3 Representations True at Closing. The representations and warranties made by Seller to Purchaser in this Agreement, the Schedules and exhibits hereto or any document or instrument delivered to Purchaser hereunder on the Closing Date shall be true and correct in all material respects (except for representations and warranties which contain materiality limitations shall be true and correct in all respects) on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such time (except for changes contemplated by this Agreement);

5.1.4 Documents to be Delivered. Seller shall have obtained for delivery at Closing the documents set forth in Section 5.4;

5.1.5 No Conflict. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Purchaser to suffer any adverse consequence under (i) any applicable Legal Requirement or Order or (ii) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Entity;

5.1.6 Governmental Authorizations and Investigations. Purchaser shall have received such Governmental Authorizations as are necessary to allow Purchaser to operate the Business from and after the Closing. No inquiry, investigation, or litigation regarding the legality of the Contemplated Transactions under any antitrust Law shall be pending or threatened on the part of any Governmental Entity, including the U.S. Department of Justice, the Federal Trade Commission, any state attorney general, or any other unit of government, and no litigation regarding the legality of the Contemplated Transactions under any antitrust law shall be pending or threatened on the part of any private party;

5.1.7 Board Consents. All necessary board of directors and shareholders resolutions, waivers and consents required to be obtained by Seller and Purchaser to consummate the Contemplated Transactions shall have been adopted or executed;

5.1.8 No Material Adverse Change. There shall not have occurred a material adverse change, or Seller’s Knowledge, an event involving a prospective material adverse change, in the Business, properties, operations, condition (financial or otherwise), prospects, assets or liabilities of Seller since the date of the most recent Financial Statements;

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5.1.9 Environmental Report. Purchaser shall have obtained such environmental analyses of the Real Property as Purchaser deems appropriate, which environmental analyses shall disclose no material environmental problems or concerns, as determined in Purchaser’s reasonable discretion;

5.1.10 Payment of Taxes. Seller shall have satisfied all accrued sales and payroll taxes (and any related penalties and interest) through the Closing Date, shall have caused the discharge of all Encumbrances (other than Permitted Encumbrances) on the Acquired Assets and shall have furnished evidence satisfactory to Purchaser of such payment and discharge, including without limitation evidence of payment of accrued payroll taxes (and any related penalties and interest);

5.1.11 Title Commitments. Purchaser shall have obtained, no later than ten days prior to the Closing, a commitment for a 1992 ALTA Owner’s Title Insurance Policy or other form of policy reasonably acceptable to Purchaser for each Owned Real Property, issued by Lawyers Title (the “Title Company”), together with a copy of all exceptions documents referenced therein (the “Title Commitments”);

5.1.12 Title Policies. At Closing, Purchaser shall have obtained title insurance policies from the Title Company (which may be in the form of a mark-up of a pro forma of the Title Commitments) in accordance with the Title Commitments, insuring Purchaser’s fee simple title to each Owned Real Property as of the Closing Date (including all recorded appurtenant easements, insured as separate legal parcels), with gap coverage through the date of recording, subject only to Permitted Encumbrances, in such amount as Purchaser reasonably determines to be the value of the Real Property insured thereunder (the “Title Policies”);

5.1.13 Surveys. Purchaser shall have obtained, no later than ten days prior to the Closing, a survey for each Owned Real Property, dated no earlier than the date of this Agreement, prepared by a surveyor licensed in the jurisdiction where the real property is located, satisfactory to Purchaser (the “Surveys”); the Surveys shall not disclose any material encroachment from or onto any of the Real Property or any portion thereof or any other survey defect which has not been cured or insured over to Purchaser’s reasonable satisfaction prior to the Closing other than Permitted Liens;

5.1.14 Lease Consents. Seller shall have obtained and delivered to Purchaser a written consent for the assignment of each of the Real Property Leases, from the landlord whose consent thereto is required under the terms of such Lease (the “Lease Consents”), in form and substance satisfactory to Purchaser, Seller and the Landlord, but without warranty;

5.1.15 Estoppel Certificates. Seller shall have obtained and delivered to Purchaser non-disturbance agreement and an estoppel certificate with respect to each of the Real

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Property Leases, dated no more than 30 days prior to the Closing Date, from the other party to such Real Property Lease, in form and substance satisfactory to Buyer (the “Estoppel Certificates”);

5.1.16 FIRPTA Affidavit. Seller shall deliver to Purchaser a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Code Section 1445 stating that Seller is not a “foreign person” as defined in Code Section 1445 (the “FIRPTA Affidavit”);

5.1.17 Actions Taken. All actions to be taken by Seller in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Purchaser; and

5.1.18 Certificates or Instruments. Seller shall have delivered to Purchaser such other certificates or instruments as Purchaser may reasonably request in a form and substance reasonably satisfactory to Purchaser.

5.2 Conditions Precedent to the Obligations of Seller to Close. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions.

5.2.1 Covenants of Purchaser. Purchaser shall have duly performed in all material respects all of the covenants, acts and undertakings to be performed by it on or prior to the Closing Date, and a duly authorized officer of Purchaser shall deliver to Seller certificates dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth in Section 5.2.3;

5.2.2 No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, this Agreement or the Contemplated Transactions;

5.2.3 Representations True at Closing. The representations and warranties made by Purchaser in this Agreement to Seller and the Exhibits hereto or any document or instrument delivered to Seller hereunder or on the Closing Date shall be true and correct in all material respects (except for representations and warranties which contain materiality limitations shall be true and correct in all respects) on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such time (except for changes contemplated by this Agreement); and

5.2.4 Documents to be Delivered. Purchaser shall have obtained for delivery at Closing the documents set forth in Section 5.5.

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5.3 Time and Place of Closing. The Closing shall be held at the offices of Morris, Manning & Martin, LLP, 1600 Atlanta Financial Center, 3343 Peachtree Road, N.E., Atlanta, Georgia commencing at: 10:00 a.m., Eastern Time, on a date mutually agreed to by the parties on or before October 1. 2007 (the “Closing Date”).

5.4 Seller’s Performance at Closing. At the Closing, Seller shall deliver to Purchaser, where appropriate, the following:

5.4.1 such good and sufficient bills of sale, assignments (including the required consents), certificates, deeds and other good and sufficient instruments of sale, conveyance, transfer and assignment as required by Purchaser in order to effectively vest in Purchaser good title to the Assets free and clear of all liens, security interests and encumbrances of whatever nature and termination statements for all liens on the Assets;

5.4.2 Certificate referenced in Section 5.1,1;

5.4.3 Legal opinion in a form satisfactory to Purchaser;

5.4.4 Certified copies of all board and shareholder resolutions approving the Contemplated Transactions;

5.4.5 Lease Consents referenced in Section 5.1.14;

5.4.6 Estoppel Certificates referenced in Section 5.1.15;

5.4.7 FIRPTA Affidavit referenced in Section 5.1.16;

5.4.8 the Transition Services Agreement;

5.4.9 the Guaranty Agreement duly executed by Caraustar Industries, Inc.

5.4.10 the Supply Agreement; and

5.4.11 Appropriate sales and other tax clearance certificates from all applicable taxing authorities.

5.5 Performance by Purchaser at Closing. At the Closing, Purchaser shall deliver to Seller, where appropriate, the following:

5.5.1 cash payable to the Seller as set out in Section 2.2;

5.5.2 Certificate referenced in Section 5.2.1;

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5.5.3 Legal opinion in a form satisfactory to Seller;

5.5.4 the Transition Services Agreement; and

5.5.5 the Supply Agreement.

VI. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION.

6.1 Survival of Representations and Warranties of Seller. All representations, warranties, agreements, covenants and obligations made or undertaken by Seller in this Agreement or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by Purchaser and shall survive the Closing hereunder and shall not merge in the performance of any obligation by any party hereto, and will remain in full force and effect. Subject to the terms of this Article VI, Seller hereby releases, discharges, and agrees to indemnify and hold Purchaser, its Affiliates, their successors and assigns, and the respective officers, employees, agents and representatives of all of the foregoing harmless from and against any and all liability, loss, actual, punitive or exemplary damages, fines, penalties, obligations, payments, costs and expenses or injury and all reasonable costs and expenses (including reasonable counsel and expert fees and costs of any suit, action, claim, demand, investigation, assessment, judgment, remediation, settlement or compromise related thereto by any Person, including without limitation, any Governmental Entity) suffered or incurred by Purchaser arising from –

6.1.1 any claim, suit, cause of action, investigation or proceeding of any kind whatsoever which relates to, or arises from, Seller, the Business or Assets before the Closing Date;

6.1.2 any misrepresentation, or breach of any covenant or warranty of Seller contained in this Agreement, the Schedules or Exhibits attached hereto or in any certificate or other instrument furnished or to be furnished by Seller at Closing hereunder; and,

6.1.3 any claim or debt, obligation or liability of Seller existing on or before the Closing Date which is not an Assumed Liability.

6.2 Survival of Representations and Warranties of Purchaser. All representations, warranties, agreements, covenants and obligations made or undertaken by Purchaser in this Agreement or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by the Seller and shall survive the Closing hereunder and shall not merge in the performance of any obligation by any party hereto, and will remain in full force and effect. Subject to the terms of this Article VI, Purchaser releases, discharges and agrees to indemnify and hold the Seller and its Affiliates, their successors and assigns, and their respective directors, shareholders, officers, employees, agents and representatives harmless from and against all liability, loss, damage or injury and all reasonable costs and expenses (including reasonable counsel and

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expert fees and costs of any suit, action, claim, demand, investigation, assessment, judgment, remediation, settlement or compromise related thereto by any Person, including without limitation, any Governmental Entity) suffered or incurred by the Seller or any Shareholder arising from –

6.2.1 any claim, suit, course of action, investigation or proceeding of any kind whatsoever which relates to, or arises from, Purchaser or the Business or Assets after the Closing Date;

6.2.2 any misrepresentation, or breach of any covenant or warranty of Purchaser contained in this Agreement or any certificate or other instrument furnished or to be furnished by Purchaser hereunder;

6.2.3 the Assumed Liabilities; and

6.2.4 the operation of the Business and the ownership of the Assets following the Closing.

6.3 Defense of Claims.

6.3.1 Third Party Claims.

6.3.1.1 If any party entitled to indemnification under this Agreement (an “Indemnitee”) receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity who is not a party to this Agreement or an affiliate of such a party (a “Third Party Claim”) against such Indemnitee, against which a party is obligated to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event no later than thirty (30) calendar days after receipt of such notice of such Third Party Claim (the “Third Party Claim Notice Period”). Such Notice will describe the Third Party Claim in reasonable detail, and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee no later than thirty (30) calendar days after receipt of the above-described notice of such Third Party Claim, to elect to assume the defense of (and to irrevocably agree to provide indemnification for) any Third Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense. If the Indemnifying Party does not elect to assume the defense by giving notice within thirty (30) calendar days after receipt of the above-described notice of such Third Party Claim, as provided in the preceding sentence, the Indemnifying Party thereafter may elect, by providing the Indemnitee written notice, to later assume the defense of (and to irrevocably agree to provide indemnification for) such third Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (reasonably satisfactory to Indemnitee), and the Indemnitee will cooperate in good faith in such defense. The Indemnitee will have the right to participate in the defense of any Third Party

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Claim assisted by counsel of its own choosing, provided that, if the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnitee or if the Indemnifying Party proposes that the same counsel represent both the Indemnitee and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the Indemnitee shall have the right to retain its own counsel. If the Indemnitee has not received written notice within such 30 calendar day period that the Indemnifying Party has elected to assume the defense of such Third Party Claim, the Indemnitee may, at its option, elect to settle or assume such defense, assisted by counsel of its own choosing, and the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Indemnifiable Losses paid or incurred in connection therewith to the extent provided for in this Agreement.

6.3.1.2 If, within the 30 calendar days set forth above, an Indemnitee receives written notice from an Indemnifying Party that such Indemnifying Party has elected to assume the defense of (and to irrevocably agree to provide indemnification for) any Third Party Claim as provided in Section 6.3.1.1, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within 30 calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may, at its option, after giving the Indemnifying Party a reasonable opportunity to justify its litigation strategy, elect to settle or assume its own defense, assisted by counsel of its own choosing, and the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Indemnifiable Losses paid or incurred in connection therewith. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the Indemnitee. The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to each Indemnitee of a release from all liability in respect of such claim. The Indemnifying Party shall not be entitled to control, and the Indemnitee shall be entitled to have sole control over, the defense or settlement of any claim to the extent that claim seeks an order, injunction or other equitable relief against the Indemnitee which, if successful, would be reasonably likely to materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnitee (and the cost of such defense shall constitute an amount for which the Indemnitee is entitled to indemnification hereunder). If a firm offer is made to settle a Third Party Claim which offer the Indemnifying Party is permitted to settle under this Section 6.3.1.2, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within 30 calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnitee through the end of such 30-day period. If the Indemnifying Party

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chooses not to accept and agree to any such firm offer which is acceptable and agreeable to the Indemnitee, then the Indemnifying Party shall separately indemnify and hold Indemnitee harmless from and against any and all Indemnifiable Losses in excess of such firm offer amount, and any such excess Indemnifiable Losses shall be due and payable.

6.3.1.3 Each party hereunder who has assumed the defense of a Third Party Claim shall use all reasonable effort to diligently defend such claim.

6.3.2 Other Claims. In the event any Indemnitee should have a claim under this Article VI against any Indemnifying Party that does not involve a Third Party Claim, the Indemnitee shall promptly give written notice (the “Indemnity Notice”) and the details thereof, including copies of all relevant information and documents to the Indemnifying Party within a period of thirty (30) days following the discovery of the claim by the Indemnitee (the “Claim Notice Period”). The failure by any Indemnitee to give the Indemnity Notice within the Claim Notice Period shall not impair the Indemnitee’s rights hereunder except to the extent that an Indemnifying party demonstrates that it has been prejudiced thereby. The Indemnifying Party will notify the Indemnitee within a period of thirty (30) days after the receipt of the Indemnity Notice by the Indemnifying Party (the “Indemnity Response Period”) whether the Indemnifying Party disputes its liability to the Indemnitee under this Article VI with respect to such claim. If the Indemnifying Party notifies the Indemnitee that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnitee within the Indemnity Response Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the actual Losses as finally determined will be conclusively deemed to be a liability of the Indemnifying Party under this Article VIII and the Indemnifying Party shall pay the amount of such Losses to the Indemnitee on demand. If the Indemnifying Party notifies the Indemnitee within the Indemnity Response Period that the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnitee will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within a period of thirty (30) days from the date of such notice, such dispute shall be resolved by arbitration in accordance with Section 6.3.3 hereof.

6.3.3 Resolution of Disputes, Any dispute required to be submitted to arbitration pursuant to this Article VI shall be finally and conclusively determined in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules of Arbitration”) then in effect by the decision of three (3) arbitrators (the “Board of Arbitration”) selected in accordance with the Rules of Arbitration. The Board of Arbitration shall meet in Charlotte, North Carolina and shall render a decision in writing (concurred in by a majority of the members of the Board of Arbitration) with respect to and stating the amount, if any, which the Indemnifying Party is required to pay to the Indemnitee in respect of the claim made by the Indemnitee. The decision of the Board of Arbitration shall be rendered as soon as practical following commencement of proceedings with respect thereto. The Board of Arbitration shall cause its written decision to be delivered to the Indemnitee and the Indemnifying Party. Any decision made by the Board of Arbitration shall be final, binding and conclusive on the Indemnitee and the Indemnifying Party and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction.

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The parties hereto agree that all service of process may be made on any such party by personal delivery or by registered or certified mail addressed to the appropriate party at the address for such party set forth in Section 8.1 hereof.

All fees, costs and expenses of the prevailing party in any arbitration, including, but not limited to, attorneys’ fees shall be paid as determined and included as part of the decision of the Board of Arbitration. Each and every arbitration proceeding commenced pursuant to this Section 6.3.3 shall be consolidated with any arbitration proceeding simultaneously or previously commenced (but not concluded) under this Section 6.3.3.

6.4 Limitations on Indemnification.

6.4.1 Notwithstanding the provisions of Section 6.1 and 6.2, with respect to indemnification and hold harmless, no Indemnitee (as hereafter defined) will be entitled to make a claim against an Indemnifying Party (as hereafter defined) unless and until the aggregate amount of claims which may be asserted against such Indemnifying Party for Indemnifiable Losses therefore exceeds $250,000 after which point the Indemnifying Party shall be obligated to indemnify the Indemnitee from and against all indemnification obligations in excess of $250,000. The limitations in this Section 6.4.1 shall not apply to amounts due with respect to the Assumed Liabilities or to amounts due as payment hereunder for the Assets.

6.4.2 All claims for indemnity under Sections 6.1.1, 6.1.3, 6.2.1, 6.2.3 and under 6.1.2 and 6.2.2 relating to 3.1, 3.2, 3.3, 3.4 (first sentences only), 3.9, 3.12.1, 3.16, 3.18,4.1, 4.2 and 4.3 shall survive Closing until the ninetieth day following the date upon which any matter covered by such representations and warranties are barred by all applicable statutes of limitations (or if no applicable statute of limitations, without time limitation). Claims for indemnity under 6.1.2 relating to all other sections in Article III shall survive for eighteen (18) months after Closing. The respective obligations of Seller and Purchaser shall survive the date set forth in Section 6.4.2, if applicable, only with respect to claims for indemnification or hold harmless properly raised hereunder on or prior to the applicable date.

6.4.3 Further notwithstanding the provisions of Sections 6,1 and 6.2 hereof, the total liability of Seller to Purchaser under Section 6.1 hereof or of Purchaser to Seller under Section 6.2 hereof shall be limited in the aggregate (for each of Sections 6.1 and 6.2, not combined) to $10,000,000.00. The limitations in this Section 6.4.3 shall not apply to amounts due with respect to the Excluded Liabilities, Assumed Liabilities or to amounts due as payment hereunder for the Assets.

6.4.4 The remedies for any item or matter eligible for indemnification pursuant to Sections 6.1 or 6.2, as applicable, hereunder, whether or not indemnification is sought, and whether

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or not such remedies exceed the limitations set forth in Sections 6.3 (“Indemnifiable Losses”), other than for fraudulent or intentional misrepresentation shall be limited to recoveries under Article VI of this Agreement, and shall be subject to the limitations and recoveries provided in this Section 6.4. Each party to this Agreement hereby acknowledges and agrees that its sole remedy against the other party to this Agreement for such Indemnifiable Losses under this Agreement shall be solely under Article VI of this Agreement and each party expressly waives any and all rights, in law, by statute or in equity (including, but not limited to, any right of contribution pursuant to Section 113 of CERCLA) that it had, now has, or may have in the future, for such Indemnifiable Losses of the other party, it being agreed by the parties that (other than for any intentional misrepresentation or a representation known to be false to Seller’s Knowledge) the amounts under this Section 6.4 shall be the absolute maximum liability of any party hereunder. Notwithstanding the foregoing, an Indemnitee’s remedies for any Indemnifiable Losses hereunder arising out of an intentional or knowing misrepresentation shall be cumulative, and the exercise by Indemnitee of its right to indemnification hereunder with respect to Indemnifiable Losses from such intentional misrepresentation shall not affect or diminish the right of Indemnitee to exercise any rights or remedies under Article VI hereof or any other remedy at law or in equity, to recover damages, or to obtain equitable or other relief.

6.4.5 In the event an Indemnifiable Losses hereunder results in a Tax Benefit to the Indemnitee which is reasonably certain of realization and utility in Indemnitee’s then current tax year, the Indemnifying Party shall be entitled to a credit against the Indemnification liability for such Indemnifiable Loss under this Article VI, said credit to be adjusted for the time value of money using as a discount rate the rate applicable to underpayments under Code Section 6621(a)(2). If the Indemnitee reasonably concludes that the Tax Benefit will not occur in the then current tax year, the amount payable by the Indemnifying Party to the Indemnitee hereunder shall not be reduced by the Tax Benefit but the Indemnitee shall pay to the Indemnifying Party promptly after utilization of such Tax Benefit an amount equal to such Tax Benefit up to the amount of such indemnification previously paid to the Indemnitee. If any Tax Benefit is subsequently disallowed by a final administrative determination or adjudication, the Indemnifying Party shall repay to the Indemnitee the amount by which such Tax Benefit is reduced up to the amount of such Tax Benefit previously paid or allowed as a credit to the Indemnifying Party.

6.4.6 An Indemnitee shall act in good faith and in a commercially reasonable manner to mitigate any Losses it may suffer. Except as expressly provided for herein, in no event shall either party be liable to the other for lost profits, lost revenues, lost opportunity costs, costs of financing, or consequential, punitive, special, or incidental damages of such other party. No Indemnitee shall be indemnified, or have any other recovery, for Losses arising from any inaccuracy in, or breach of, any representation or warranty by the Indemnifying Party to the extent the Indemnitee had actual knowledge (which in the case of Purchaser shall be limited to the actual knowledge of Kevin P. Mahoney) at or before the Closing of the facts as a result of which such representation or warranty was inaccurate or breached. The amount of any Losses suffered by a party under this Agreement shall be reduced by the amount, if any, of the recovery or benefit (net of reasonable expenses incurred in obtaining such recovery or benefit) that the

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Indemnitee shall have received or otherwise enjoyed with respect thereto under any unaffiliated, third party insurance coverage with respect thereto. Notwithstanding the above, the Purchaser shall have no obligation to make a claim under insurance policies covering the Purchaser after the Closing.

6.5 Environmental Remediation. Preliminary results from Environmental Resource Management’s (“ERM’s”) Phase II Environmental Site Assessment (“the Phase II Report”) has identified certain environmental conditions at Seller’s Union Facility. Notwithstanding Schedule 3.9 which shall not limit Seller’s responsibilities under this Section 6.5, Seller shall promptly reimburse Purchaser for all costs incurred in connection with conducting additional environmental investigations to define the scope and extent of environmental impacts at Seller’s Union Facility which are identified in ERM’s Phase II report attached hereto as Schedule 6.5, as well as any environmental impacts subsequently discovered in the course of this investigation, so long as such costs are incurred after Purchaser has obtained Seller’s written approval of such investigation. Notwithstanding the foregoing, Purchaser and Seller shall mutually agree that the environmental investigations set forth in ERM’s Phase II report may be conducted by any environmental contractor selected by Purchaser pursuant to this Section 6.5. Purchaser and Seller further agree that, upon the request of Seller, Seller may request another estimate of the costs of the environmental investigations from an environmental consulting firm reasonably acceptable to Purchaser. In the event such further estimates result in lower costs for the environmental investigations and the scope of such work in such estimates is acceptable to Purchaser, Purchaser and Seller may agree to use another environmental consultant to perform such environmental investigations. Purchaser shall have sole authority to direct and authorize this and future environmental investigations, if necessary. Seller shall indemnify and hold Purchaser harmless against any and all costs, including expert fees, consultants’ fees, and attorneys’ fees, for all necessary and appropriate additional environmental investigation and removal and remediation required by Environmental Laws or government authorities in connection with the environmental conditions at Seller’s Union Facility. This indemnity shall include, but not be limited to, costs of required investigation, required removal actions, required remedial actions, operations, operations and maintenance, government oversight costs, natural resource damages claims and claims by third parties for contribution. The obligations of this Section 6.5 shall not be subject to the limitations in Section 6.4.

VII. TERMINATION.

7.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date (the “Agreement Termination Date”).

7.1.1 by mutual consent of Purchaser and Seller;

7.1.2 by Purchaser or Seller, if such party is not in default under this Agreement, if the Closing shall not have occurred on or before October 10, 2007 (or such later date as may be mutually agreed to by the Purchaser and Seller);

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7.1.3 by Purchaser in the event of any material breach by Seller of any of Seller’s agreements, covenants, representations or warranties contained herein and the failure of Seller to cure such breach within seven days after receipt of notice from Purchase requesting such breach to be cured; or,

7.1.4 by Seller in the event of any material breach by Purchaser of any of Purchaser’s agreements, covenants, representations or warranties contained herein and the failure of Purchaser to cure such breach within seven days after receipt of notice from Seller requesting such breach to be cured.

7.2 Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 7.1 shall give notice of such termination to the other party to this Agreement.

7.3 Effect of Termination. In the event this Agreement shall be terminated pursuant to Section 7.1.1, each party shall pay all expenses incurred by it in connection with this Agreement, and no party shall have any further obligations or liability for any damages or expenses under this Agreement. In the event of any other termination, all further obligations of the parties under this Agreement (other than as provided in Section 8.10 below) shall be terminated without further liability of any party to the other, but each party shall retain any and all rights incident to a breach by the other party of any covenant, representation or warranty under this Agreement.

VIII. GENERAL PROVISIONS

8.1 Notices. All notices, requests, demands and other communications shall be in writing and shall be delivered by hand or mailed by registered or certified mail, return receipt requested, first class postage prepaid, or sent by telecopy confirmed by a copy sent by the sender registered or certified mail, first class postage prepaid, in each case, addressed as follows:

8.1.1 If to Purchaser:

Sonoco Products Company

1 North Second Street

Hartsville, South Carolina 29550

Attn: President

Telecopier: (843) 383-7478

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and to

Haynsworth Sinkler Boyd, P.A.

1201 Main Street, Suite 2200

Columbia, South Carolina 29201

Attn: William C, Boyd, Esq.

Telecopier: (803) 540-7878

8.1.2 If to Seller:

Caraustar Industries, Inc.

Attn: Ronald J. Domanico

Austell-Powder Springs Road, Suite 300

Austell, GA 30106

Telephone: 770-745-3745

Facsimile: 770-732-3401

Copy to:

John F. Sandy Smith, Esq.

Morris, Manning & Martin, LLP

Suite 1600, 3343 Peachtree Road, N.E.

Atlanta, GA 30326-1044

Telephone: 404-233-7000

Facsimile: 404-365-9532

Copy to:

Caraustar Industries, Inc.

Caraustar Legal Department

Attn: Wilma Elizabeth Beaty, Esq.

Vice President, General Counsel and Secretary

Post Office Box 115

Austell, Georgia 30168-0115

Telephone: 770-745-3745

Facsimile: 770-799-5990

8.1.3 If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail, the date on which such notice, request, instruction or document is received shall be the date of delivery, and in the case of telecopy, when the telecopy or the confirmed copy is received, whichever is earlier,

8.1.4 Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 8.1.

8.2 Brokers. Purchaser represents and warrants to Seller and Seller represents and warrants to Purchaser, that no broker or finder has acted for it or them or any entity controlling,

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controlled by or under common control with it or them in connection with this Agreement. Purchaser releases, discharges and agrees to indemnify and hold harmless Seller against any fee, loss or expense arising out of any claim by any broker or finder employed or alleged to have been employed by them. Seller agrees to indemnify and hold harmless Purchaser against any fee, loss, or expense arising out of any claim by any broker or finder employed or alleged to have been employed by it.

8.3 Further Assurance. Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

8.4 Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by the other party hereto. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

8.5 Taxes and Expenses. All expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the Contemplated Transactions, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same. Any and all sales taxes shall be the responsibility of the Seller. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Contemplated Transactions shall be paid by Purchaser when due, and Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

8.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

8.7 Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

8.8 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

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8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

8.10 Confidentiality. Each party hereto shall, and shall cause its affiliates to, and shall use reasonable commercial efforts to cause its representatives to (a) hold in strict confidence and not utilize in its respective business or otherwise all information and documents concerning any other party hereto or any of its Affiliates (“Confidential Information”) furnished to it by such other party or its Representatives in connection with this Agreement or the transactions contemplated hereby and to (b) hold in strict confidence and not disclose the fact that the parties have entered into this Agreement or any documents executed pursuant hereto, except where disclosure may be required by judicial or administrative process or law or as may be necessary for each party to enforce its rights under this Agreement (or any documents executed pursuant hereto). Notwithstanding the foregoing, the following will not constitute Confidential Information for purposes of this Agreement: (i) information which was already in the possession of the disclosing party or its Affiliate prior to the date hereof and which was not acquired or obtained from any other party or its Affiliates, (ii) information which is independently developed by the disclosing party or any Affiliate thereof without access to the Confidential Information, (iii) information which is obtained or was previously obtained by the disclosing party from a third Person who, insofar as is known to the disclosing party or its Affiliate, is not prohibited from transmitting the information to the other party or such Affiliate by a contractual, legal or fiduciary obligation to the other party or any of its Affiliates, and (iv) information which is or becomes generally available to the public other than as a result of a disclosure by the disclosing party or any Affiliate thereof or their agents or employees. Notwithstanding the foregoing, following the Closing, the foregoing restrictions shall not apply to Purchaser’s use of documents and information concerning the Business or the Assets furnished by the Seller hereunder.

8.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.12 Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

8.13 Exhibits Incorporated. All Exhibits attached hereto are incorporated herein by reference, and all blanks in such Exhibits, if any, will be filled in as required in order to consummate the transactions contemplated herein and in accordance with this Agreement.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above mentioned to be effective when executed by Seller in Hartsville, South Carolina.

SONOCO PRODUCTS COMPANY (“Purchaser”)

By:	/s/ Kevin P. Mahoney
Name:	Kevin P. Mahoney
Title:	Vice President

CARAUSTAR INDUSTRIAL & CONSUMER PRODUCTS GROUP, INC. (“Seller”)

By:	/s/ Ronald J. Domanico
Name:	Ronald J. Domanico
Title:	Vice President

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LIST OF SCHEDULES

2.1.2.1	Tangible Personal Property

2.1.2.2	Owned Real Property

2.1.2.5	Intellectual Property

2.1.3	Tackle Box IP

2.4	Purchase Price Allocation

2.5.3	Contracts to be Assigned

2.7.2	Salaried Employee Severance

3.4	Condition of Assets

3.6	List of Contracts

3.8	Litigation

3.9	Environmental

3.10	Financial Statements

3.11	Changes Since June 30, 2007

3.12.1	Owned Real Property Exceptions

3.12.2	Leased Real Property

3.12.3.6	Real Property Permits

3.14	Exceptions – Applicable Laws and Permits

3.15	Exceptions – Labor Matters

3.16	Employee Benefit Plans

3.21	Exceptions – Licenses and Permits

3.22	Customers and Supplies

6.5	Phase II Report

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